                                                               Exhibit (c)(1)(A)

                            SELF CONTAINED COMPLETE
                         REAL ESTATE APPRAISAL REPORT



                         111 Space - Kings And Queens
                          Manufactured Home Community
                           2808 North Florida Avenue
                     Lakeland, Polk County, Florida 33805



                                 PREPARED FOR

                                Mr. Steve Waite
                              Windsor Corporation
                               6430 South Quebec
                           Englewood, Colorado 80111



                                     AS OF

                                  May 1, 2000



                                  PREPARED BY

                             WHITCOMB REAL ESTATE

                           [LETTERHEAD OF WHITCOMB]


May 16, 2000

Mr. Steve Waite
Windsor Corporation
6430 South Quebec
Englewood, Colorado 80111

RE:   111 Space - Kings And Queens
      Manufactured Home Community
      2808 North Florida Avenue
      Lakeland, Polk County, Florida  33805

Dear Mr. Waite:


          At your request, we have inspected and appraised the above captioned property. We estimate the prospective market value of the property rights outlined herein, as of May 1, 2000, based on an exposure period of six months, to be:

                 - ONE MILLION NINE HUNDRED THOUSAND DOLLARS -

                                  ($1,900,000)

          Our value estimate applies to the land as physically constituted, to the improvements actually in existence and reflects prevailing trends in the local real estate market. We have made a careful inspection, study, and analysis of the property, and have considered all factors which, in our opinion, would tend to influence the market value of the subject.

          This conclusion is premised on the Assumptions and Limiting Conditions as cited in our attached report, as well as the facts and circumstances as of the valuation date. This appraisal has been prepared in accordance with the "Uniform Standards of Professional Appraisal Practice" (USPAP) as published by the Appraisal Standard Board of the Appraisal Foundation and those specific conditions indicated in the engagement letter.

         This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan. The intended user of this report is Windsor Corporation.

     Kings And Queens is an age restricted manufactured home community located on the west side of North Florida Avenue, south of Griffin Road in the City of Lakeland, Polk County, Florida. The property is located in the western portion of the county and was originally

Mr. Steve Waite
April 12, 1999
Page Two

developed in 1981. We observed the property to be in good overall condition. There were no major items of deferred maintenance noted during the physical inspection of the premises.

     Kings And Queens consists of 107 manufactured home spaces, 4 recreational vehicle spaces, a clubhouse, swimming pool and shuffleboard courts. As of the date of inspection, all of the manufactured home sites and one of the recreational vehicle spaces were occupied. The site rent rates range from $173.30 to $262.00 per site per month, averaging $246.33. These rents became effective January 1, 2000, when an increase of $15.00 per manufactured home site took effect. The recreational vehicle spaces rent for $280.00 per space per month. The resulting average rent of $246.33 per manufactured home site and $280.00 per recreational vehicle space has been used in the estimates of value. Due to the fact that all 111 units on the property contribute to the income and share the expenses, our income and expense analysis is based on the total of 111 units.

     Our analysis has accounted for a management fee, adequate to ensure professional management of the property. We have also forecast maintenance expenditures to maintain the property in adequate repair in order to retain residents and achieve rental increases. Our analysis and opinions are contingent on adequate management and maintenance expenditures.

     We appreciate this opportunity to be of service to you. If you have any questions, please do not hesitate to contact us.

Very truly yours,

WHITCOMB REAL ESTATE


/s/ John H. Whitcomb JAG
---------------------------
John H. Whitcomb, MAI, CCIM
St. Cert. Gen. REA #0001234


/s/ William G. Trask JAG
---------------------------
William G. Trask
St. Cert. Gen. REA #0002347


TABLE OF CONTENTS

Title Page
Transmittal
Table Of Contents........................................................   4

Introduction
Photographs Of Subject...................................................   6
Summary Of Facts And Conclusions.........................................   8
Extent of Confirming, Collecting And Reporting Data......................   9
Purpose And Function Of The Report.......................................   9
Property Rights Appraised................................................  10
Effective Date Of Value..................................................  10
Appraisal Definitions....................................................  10
Descriptive Section
Area Description.........................................................  12
Neighborhood Description.................................................  17
Manufactured Home Community Market Overview..............................  20
Land And Site Improvements...............................................  33
Improvement Description..................................................  35
Ownership And Property History...........................................  37
Occupancy................................................................  37
Zoning And Other Land Use Controls.......................................  38
Assessment And Taxes.....................................................  38
Marketability And Exposure Period........................................  40
Valuation Section
Highest And Best Use.....................................................  43
Valuation Process........................................................  48
Income Capitalization Approach...........................................  49
Sales Comparison Approach................................................  65
Final Estimate Of Value..................................................  82
Certification............................................................  83
Assumptions And Limiting Conditions......................................  84

Addenda
Legal Description
Profiles Of Appraisers

                                 INTRODUCTION

                PHOTSGRAPHS OF THE SUBJECT (Taken May 11, 2000)                6


                             [PHOTO APPEARS HERE]

                         Entrance to Kings And Queens

                             [PHOTO APPEARS HERE]

                              Typical Street View

                PHOTOGRAPHS OF THE SUBJECT (Taken May 11, 2000)                7


                             [PHOTO APPEARS HERE]

                       North Florida Avenue Facing North

                             [PHOTO APPEARS HERE]

                       North Florida Avenue Facing South

SUMMARY OF FACTS AND CONCLUSIONS
--------------------------------

Property Appraised:           111 Space - Kings And Queens
-------------------
                              Manufactured Home Community
                              2808 North Florida Avenue
                              Lakeland, Polk County, Florida

Property Rights Appraised:    Fee Simple Interest, subject to tenant leases
--------------------------

Land Area:                    18.01 acres
----------

Improvements:                 Existing 107 manufactured home spaces, 4
-------------                 recreational vehicle spaces, a clubhouse,
                              swimming pool and shuffleboard courts.

Owner:                        Windsor Park Properties, 7.
------

Zoning:                       RM, Residential Medium Density, City of Lakeland
-------

MSA/Census Tract:             3980 (Lakeland/Winter Haven MSA) /
-----------------             0114 (City of Lakeland)


Highest and Best Use:
---------------------

     As Vacant:               Hold for future development as predicated by
                              market demand.

     As Improved:             The current use as a manufactured home community.

Market Value:                 Income Approach                  $1,900,000
-------------                 Sales Comparison Approach        $2,000,000


Final Estimate of Market
----------------------
 Value:                       $1,900,000
 -----

Date of Appraisal:            May 1, 2000
------------------

Date of Inspection:           May 11, 2000
-------------------

EXTENT OF CONFIRMING, COLLECTING AND REPORTING DATA
---------------------------------------------------

     William G. Trask inspected the property on May 11, 2000. The property's physical data is based on information provided by the owner, confirmed by physical inspection of the premises and information obtained from the Polk County Property Appraiser's office.

     Information regarding the subject's land use plan designation and zoning are based on discussions with representatives of the City of Lakeland, Florida. We have analyzed the property with regard to its Highest and Best Use, as if the land was vacant and available for development and as it has been currently improved.

     We have employed only the Income Capitalization and Sales Comparison Approaches in our estimate of the market value of the property. The Cost Approach has not been used in this valuation, due to the subjectivity of entrepreneurial profit estimates. Recent data for the Income Capitalization and Sales Comparison Approaches has been generated from local real estate brokers, investors (local and nationally), owners, managers, and from our inspection of the supporting rental neighborhood. All of the market data has been confirmed with buyers, sellers, or other real estate professionals involved with or knowledgeable of the transaction.

PURPOSE AND FUNCTION OF THE APPRAISAL
-------------------------------------

     The purpose of the appraisal is to express our opinion of the "As Is" market value of the fee simple interest, subject to existing leases, of the real estate as of May 1, 2000.

     Rental rates and increases are governed by the community's prospectus, filed with the Florida Department of Business and Professional Regulation, until a unit is removed from the community. At that time, a new prospectus can be supplied to the tenant. A copy of the prospectus has been included in the Addenda of this report.

     We have surveyed the local market rents, but emphasis has been appropriately given to the prospectus, in the forecast of rental levels at the subject.

    The information, opinions, and conclusions contained in this report have been prepared as a basis for portfolio valuation.

PROPERTY RIGHTS APPRAISED
-------------------------

     The real estate interest appraised is that of ownership in fee simple interest, subject to existing tenant leases, and the property is appraised as if free and clear of mortgages, liens, servitudes and encumbrances, except those noted in the body of this appraisal.

EFFECTIVE DATE OF VALUE
-----------------------

     The effective date of our value is May 1, 2000.

APPRAISAL DEFINITIONS
---------------------

     Market Value is defined as: The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus.

     Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     .  Buyer and Seller are typically motivated;

     . Both parties are well informed or well advised, and each acting in what he considers his own best interest;

     .  A reasonable time is allowed for exposure in the open market;

     . Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     . The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale./1/

     Fee Simple Interest is defined as: The absolute ownership unencumbered by any other interest or estate subject only to the four powers of government./2/


_____________________
/1/ The Office of the Comptroller of Currency, 12 CFR 564.2(f).
/2/ The Dictionary of Real Estate Appraisal, Third Edition, Appraisal Institute,
    1993.

                              DESCRIPTIVE SECTION

AREA DESCRIPTION
----------------

Introduction
------------

     The economic vitality of the surrounding area and the immediate neighborhood encompassing the subject property is an important consideration in estimating demand and future cash flow potential of a particular property. The area analysis usually focuses on the social, economic, governmental and environmental forces that affect real estate.

     The first step in estimating the highest and best use of the subject property is an examination of the social, economic, governmental and environmental forces affecting property values in the Polk County area. In the following discussion, we have attempted to present sufficient data to inform readers unfamiliar with the state of Florida, Polk County and the Lakeland Metropolitan Area and its environs.

     The subject is located in the State of Florida, nicknamed the Sunshine State. Florida has a strong economic base consisting of tourism, real estate, construction, manufacturing, finance, defense contracting and insurance.

Florida
-------

     The population of Florida has grown rapidly in recent decades. In 1950, Florida was the twentieth largest state in the nation with a population approaching 3 million. By 1990, Florida had become the fourth largest state in the nation with a population of nearly 13 million. This growth saw dramatic changes in the demographic composition of the population, brought about by a higher population age, a lower minority population and increased per capita wealth. As shown in the following table, the population growth was explosive during the 1970's and 1980's, slowing in the early 1990's. This trend is expected to continue in the future as shown by the 2004 and 2009 projections.

                   Florida Population Growth and Projections

               =================================================
                 Year             Population           Percent
                                                       Change
               _________________________________________________
                  1970             6,790,929             N/A
                _________________________________________________
                  1980             9,746,324            43.5%
                _________________________________________________
                  1990            12,937,926            32.7%
                _________________________________________________
                  1999*           15,167,025            17.2%
                _________________________________________________
                  2004*           16,416,782             8.2%
               _________________________________________________
                  2009*           17,648,165             7.5%
               =================================================
               United States Census Bureau.
               *Florida Trend 2000 Economic Yearbook, April 2000.

Area Description

     The slower rate of future population growth will be partially attributable to more stringent growth management policies. Growth management legislation will curtail the demand for developable properties, which will restrict the supply of a given population. The result should be more modest returns on real estate investments with investors having to develop feasible projects in areas where sufficient demand exists.

     The dynamic complexities in the demographic composition had a significant impact on the Florida real estate market through increased demand for housing and the corresponding commercial development that usually follows. Until the recessionary period of the early nineties and the financial institution collapse, Florida was one of the most heavily invested states in the nation for speculative real estate development.

Geography
---------

     The subject is located in the western portion of Polk County and lies within the City of Lakeland municipal limits. More specifically, the subject property is located on the west side of North Florida Avenue south of Griffin Road. This location is in the northern portion of the City of Lakeland, within one-mile southeast the intersection of U. S. Highway 98 and Interstate 4.

     Polk County and the Lakeland/Winter Haven SMSA (Standard Metropolitan Statistical Area) are synonymous. Polk County is located in the west/central area of Florida, east of the Tampa SMSA and southwest of the Orlando SMSA both within a 50 mile radius. These metropolitan areas are connected by Interstate 4, which passes through Polk County and is the main corridor for central Florida. Interstate 4 connects to Interstate 95 in Daytona Beach and Interstate 75 in Tampa. The Gulf of Mexico is located approximately 50 miles to the west and the Atlantic Ocean is less than 55 miles to the east. Polk County lies on the southwest fringe of Central Florida's tourist center, centered in the Orlando-Kissimmee area.

Population
----------

     The 1990 U. S. Census estimated the population of Polk County to be 405,382, up 26.0% from the 1980 population estimate of 321,652. This indicates a compounded annual growth rate of 2.3% over the 10-year period. These growth rates were similar to the compounded growth rate of 2.87% and the increase in growth of 32.7% experienced by the State of Florida during the same period. The 1998 estimate of 465,858 indicates a 1.9% average increase in growth since the 1990 census, and the year 2005 projection (512,727), indicates a slight decrease in this rate. Just over 77% of the population growth in Polk County is the result of in-migration.

Area Description

Economic Base
-------------

     The economic base for this general area consists of phosphate mining and processing, citrus production and processing, and agriculture (cattle and farming); however, light manufacturing, distribution, tourism, medical services, and services are becoming more important in the diversification of Polk County's economic base. This diversification resulted from the national recession that occurred during the early 1980's and was compounded on the local level by a poor performance of the phosphate industry and damage incurred by the citrus industry as the result of several major freezes. Both industries have rebounded well, but the economic difficulties brought attention to the importance of a diverse economy, which would be better able to cope with economic downturns.

     The tourism aspects of the local economy result from the area's close proximity to Cypress Gardens in Winter Haven, Busch Gardens in Tampa, Disney World/Epcot/Universal Studios Sea World near Orlando, and a substantial number of winter season residents. Lakeland is the primary retail and service center for the surrounding area and the home of Florida Southern College, the Lakeland Regional Medical Center, the Watson Clinic, the main office and warehouse of Publix Supermarkets, Inc., and the winter training facility for the Detroit Tigers.

     Local business expansions and a rejuvenated market for phosphate have helped Polk County prosper over the last year. The county's average unemployment rate, which has been hovered at near 10% in the early 1990's, has reached a near twenty-year low at 5.5%. As development pressures are moving inland from the coastal areas, Polk County's large land area and central location are two factors that are expected to contribute to its future growth.

Transportation
--------------

     The primary form of transportation in Polk County is the automobile. Interstate 4 traverses the northern portion of the county as it extends from Interstate 275 in Tampa, on the west coast of Florida, through Orlando to Daytona Beach and Interstate 95, on the east coast. State Road 60 is the major east-west roadway in the central portion of the county. North south travel is accomplished via U.S. Highway 27 in the eastern portion of the county, and U.S. Highway 17/98 in the west.

     The Lakeland area is particularly well served by the Interstate and U. S. Highway network, and Polk County alone has 195 motor freight and warehousing firms. Commercial Carrier Corporation, one of Florida's largest motor freight carriers, is based in the area.

     Orlando and Tampa International Airports are within a convenient 50-mile drive from Winter Haven. The second and third largest air carrier operations in Florida, they have a combined average of over 1,000 daily flights. Winter Haven enjoys daily Amtrak passenger service connecting north to Orlando and beyond and south to Miami. CSX Transportation (formerly Seaboard Coast Line Railroad) maintains its main line through the Winter Haven area,

Area Description

assuring industry of continued convenient rail service. The Port of Tampa, less than 50 miles away, is the 7th busiest port in the U.S. and Polk County companies are responsible for over half of the tonnage through this deep-water port.

Concurrency
-----------

     The State of Florida's Local Government Comprehensive Planning Act of 1975 required all counties and municipalities in the state to develop, implement and monitor local comprehensive/growth management plans. Pursuant to this law, each county was required to publish Land Use Policy Guides, both in written and map form, which designate desired types of land use and probable zoning for all county lands not within their boundaries.

     Under Florida's 1985 Growth Management Act, a concept called "Concurrency" was set forth to require that adequate roads, sewers, schools and other facilities be in place when local officials approve a new development. Fearing restrictions on growth, developers, builders, and realtors have vehemently lobbied the State Legislature to alter the requirement.

     At present, concurrency requires developers to agree to provide necessary infrastructure before new developments are approved. However, in some areas, moratoriums on new development are being implemented to allow government staff sufficient time to study the affects of further growth and to develop plans, both on-site and off will likely result in a protracted approval process, and ultimately entail more costs to the private sector.

     Any proposed large development that will have impacts on traffic, noise, air quality, etc., that go beyond the immediate vicinity, must go through Development of Regional Impact (DRI) a Regional Planning Council. The Council studies the proposed development and its potential impacts, then makes recommendations to the appropriate local governmental entity regarding whether the development should be approved and what, if any, constraints or mitigation requirements should be imposed to minimize adverse regional impacts.

Summary
-------

     In conclusion, Polk County enjoys a strategic location between the two rapidly growing Tampa and Orlando Metropolitan areas. The County is also centrally located to many of the area's major tourist attractions. Coupled with its mild winter climate, points to long-term growth and prosperity. Short-term economic distress has resulted from the current economic recessions, but Polk County's economy should continue to diversify, which will make it less vulnerable to economic downturns in any one particular sector. The prospects of an increasing population base, together with economic improvement are expected to contribute positively to the overall growth of the area.

                            [AREA MAP APPEARS HERE]

NEIGHBORHOOD DESCRIPTION
------------------------

     A neighborhood is defined as a portion of a larger community, or an entire community, containing a homogeneous group of inhabitants, buildings, or business enterprises.

Location and Boundaries
-----------------------

     The subject property is located on the west side of North Florida Avenue, south of Griffin Road within the municipal limits of the City of Lakeland. The neighborhood is generally bounded by Interstate 4 to the north, the Lakeland city limits to the west, Memorial Boulevard to the south and Lake Parker to the east. Most of the neighborhood is within the incorporated area of the City of Lakeland.

     Land uses generally consist of commercial development along the major thoroughfares with residential backup. Development in the neighborhood has taken the form of mixed use, strip development of commercial (retail) and light industrial properties, located primarily along the U. S. Highway 98 and Lakeland Hills Boulevard frontages. Residential development is intermixed throughout the immediate neighborhood. The neighborhood is estimated to be over 75% developed. There are a few large tracts of vacant land in the neighborhood for infill development and development is expected to occur at a slower pace in the future, due to the present level of existing development.

     This area of Lakeland offers all amenities and shopping, schools, churches and medical facilities. Additionally the Detroit Tigers winter training facility, known as Tigertown, is located east of Lakeland Hills Boulevard approximately one mile east of the subject property.

Access
------

     Access to the subject property is via North Florida Avenue. North Florida Avenue is a two lane roadway that bisects the neighborhood in an north/south direction. The subject is located on the west side of North Florida Avenue south of Griffin Road, which bisects the neighborhood in an east/west direction. Access to Interstate 4 is available within one mile northwest of the subject property via U. S. Highway 98 and within one mile north via State Road 33. Overall, access to the subject property is considered good.

Housing
-------

     While the subject competes with all forms of housing to a certain degree, the closest competition is other manufactured housing communities. Our surveys of residents indicate that a sense of community is the primary reason that people choose to reside in a manufactured housing community. There is also a sense of security, as residents pay close attention to comings and

Neighborhood Description

goings in the community. While the subject is not the least expensive form of housing in the neighborhood, it is also not the most expensive.

Summary and Conclusion
----------------------

     The subject property's location in regard to the local amenities in the form of shopping, recreational and activity centers is considered excellent. The infrastructure is in-place in the neighborhood and concurrency is not an issue in development. General real estate values have been rising over the last three to four year period, although construction has been continuing at a moderate pace, on properties purchased during that period.

     Future infill development in the neighborhood is expected to be at a much slower pace, due primarily to the lack of prime available land in the neighborhood, and the advanced degree of existing development. The subject property will benefit from its excellent location and the future development of the Interstate 4 corridor.

                        [NEIGHBORHOOD MAP APPEARS HERE]

MANUFACTURED HOME COMMUNITY MARKET OVERVIEW
-------------------------------------------

     The manufactured home industry in the State of Florida has prospered and matured, over the past twenty years, as a direct result of the advancements in manufactured home construction techniques and the continued ability of producers and dealers to make manufactured homes a relatively inexpensive housing alternative. Over this period the industry has progressed from it's original "trailer park" image, to the "mobile home park" and, finally, to its present status as "a manufactured home community." This most recent status is only appropriate, as most manufactured homes are typically moved only once during their economic lifetime; from the manufacturer or dealer's lot to the home site.

     According to the 1990 U. S. Census, 1,290,000 people occupied 762,855 manufactured homes in the State of Florida. These totals were the highest in the United States with only Texas and California having manufactured home populations that exceed one million. The measure of the significance of the manufactured home in the state is evidenced by the fact that nearly 12.5% of all housing units in the state were manufactured homes, as of 1990. The table below lists the top five counties in the state, the number of manufactured homes and the percentage of the state total of manufactured homes.

            =======================================================
                       Manufactured Housing Communities
                         Top Five Counties In Florida
            _______________________________________________________

                County        No. Of Homes       Pct. Total Housing
             _______________________________________________________
               Pinellas          52,207                   6.84%
             _______________________________________________________
               Polk              51,768                   6.36%
             _______________________________________________________
               Hillsborourgh     42,314                   5.55%
             _______________________________________________________
               Pasco             40,391                   5.29%
             _______________________________________________________
               Lake              26,935                   3.53%
             _______________________________________________________
               Florida          762,855                 100.00%
             =======================================================
             Source:  1990 U.S. Census

          As shown in the table on the following page, sales have decreased 39% since 1985, again due principally to restriction imposed by government regulations as well as difficult economic times. The 1996 and 1997 statewide figures show a varied trend, with significant increases over the 1991 sales.

Manufactured Housing Community Market Overview                               21


                             Single Family Housing
                  Site Built vs. New Manufactured Home Sales
                     Florida and Polk County 1983 to 1998

==========================================================================================
                Florida                                  Polk
    Year        Housing        Mfd.         Mfd.        County      Mfd.        Mfd.
                Starts         Home       Homes %       Housing     Home       Homes %
                              Sales       of Total      Starts      Sales      of Total
__________________________________________________________________________________________
   1983          128,408       29,244        22.77%        2,062       2,320        52.94%
__________________________________________________________________________________________
   1984          121,828       29,442        24.17%        1,858       2,720        59.41%
__________________________________________________________________________________________
   1985          125,073       30,126        24.09%        2,012       2,673        57.05%
__________________________________________________________________________________________
   1986          124,379       27,233        21.90%        1,708       2,710        61.34%
__________________________________________________________________________________________
   1987          132,096       25,446        19.26%        2,322       2,757        54.28%
__________________________________________________________________________________________
   1988          122,493       23,315        19.03%        2,326       2,592        52.70%
__________________________________________________________________________________________
   1989          119,345       21,821        18.33%        2,428       2,672        52.39%
 __________________________________________________________________________________________
   1990           89,609       17,483        19.51%        1,525       2,031        57.11%
 __________________________________________________________________________________________
   1991           83,497       12,572        15.06%        1,988       1,284        39.24%
 __________________________________________________________________________________________
   1992           97,400       14,172        14.55%        2,253       1,506        40.06%
 __________________________________________________________________________________________
   1993          106,980       15,964        14.92%        2,588       1,699        39.63%
 __________________________________________________________________________________________
   1994          113,360       17,067        15.06%        2,573       2,047        44.31%
 __________________________________________________________________________________________
   1995          101,076       16,199        16.03%        2,187       1,705        43.81%
 __________________________________________________________________________________________
   1996           91,076       15,905        14.88%        2,504       1,542        38.11%
 __________________________________________________________________________________________
   1997           90,268       18,242        16.81%        2,648       1,459        35.52%
 __________________________________________________________________________________________
   1998           97,870       19,035        16.28%        2,852       1,374        32.51%
===========================================================================================

 Source:  Florida Manufactured Housing Association, Statistical Package, 1998.

     The Polk County new manufactured housing sales have generally followed the state trends, peaking in 1986 and declining through 1991. Since that time, sales have fluctuated. Significantly, Polk County manufactured homes sales have represented a substantial portion of the county's development. This is supported by the fact that Polk County has the second highest number and percentage of manufactured housing to total housing in the state. Additionally, Polk County was the top ranked county in sales from 1990 to 1994, falling to second position, behind Marion County in 1995 and remaining there through 1998. Although recent trends indicate sales

Manufactured Housing Community Market Overview                                22

of manufactured homes to be far below the peak of the mid eighties, demand within good quality manufactured housing communities is still strong according to recent publications.

     According to the Florida Manufactured Housing Association's 1998 Statistical Package, there are 471 manufactured home communities in Polk County. Of this total, there are 102 communities (approximately 22% of the total), with 101 or more spaces. Additionally, 115 of the communities, or approximately 24% of the total, are in the 26 to 100-space range. Approximately 54% of the manufactured home communities in Polk County have 100 or fewer spaces. The large percentage of small communities points to a fragmented marketplace, with a variety of ownership forms. The subject, at 107 spaces, is one of the mid sized communities in Polk County.

     The rapid growth in Florida during the 1960's and 1970's outstripped the ability of county and municipal governments to provide adequate infrastructure improvements. This precipitated state legislation mandating that each county submits an acceptable Comprehensive Plan. As previously discussed in the Area Description section of this report, the concept of Concurrency required all municipalities with zoning jurisdiction to adjust their zoning codes and reach "substantial conformance" to county-wide land use plan. Many municipal planners were forced to scale back the total developable inventory in their communities, resulting in decreased projections of future municipal revenues from property taxes. Manufactured housing communities were viewed as a poor developmental alternative in many municipalities since they produce less property tax for the municipality while creating about the same infrastructure burden. While many counties have instituted a moratorium on the development of new manufactured housing communities, others have imposed severe limitations on the development of manufactured housing communities, typically found in the form of restrictive impact fees (or transportation fees). It was noted that approved communities have been allowed to develop to capacity.

     Based on our conversations with Polk County officials, it is readily apparent that it has become increasingly more difficult to rezone sites to manufactured home use, with governmental restrictions and increasing impact fees, much of the developer's profit has been taken away. When coupled with infrastructure costs dictated by concurrency, the cost of development can increase to a point that makes the development of a manufactured home community financially unfeasible. Hence, there is limited inventory and future supply will be limited.

     Additionally, our survey of the smaller municipalities has indicated that additional fees are incurred for community development and are generally based on the community's capacity. These fees vary among the individual municipalities. The overall effect has been the decline in the development of new manufactured housing communities in recent years. The difficult economic times of the early 1990's and the lack of land for development have been contributing factors to the inhibited growth in the state.

     In the early 1980's, lot rental rates in most quality communities increased 100% or more,

Manufactured Housing Community Market Overview                                23

while vacancies, at that time, were negligible. Spiraling rent increases and the lack of a viable alternative for manufactured home owners had resulted in problems in many communities in the form of rent strikes, picket lines, and a high percentage of homes made available for resale.

     An additional restriction, which has greatly impacted the operation of manufactured housing communities, was the 1984 Florida Mobile Home Act. This Act established the Bureau of Mobile Homes of the Department of Business and Professional Regulation and further, set out a list of requirements for community owners and residents under Chapter 723 of the Florida Statutes.

     The law requires manufactured home community owners to file a prospectus with the Bureau of Mobile Homes fully describing the community and its rental agreements and further requires owners to distribute the prospectus to all community residents. In addition, rental rates must pass the test of being reasonable. The code states:/3/


     1. For the purpose of this section, a lot rental amount that is in excess of market rent shall be considered unreasonable.

     2. Market rent means that rent which would result from market forces absent an unequal bargaining position between mobile home park owners and mobile home owners.

     3. In determining market rent, the court may consider rents charged by comparable mobile home parks in its competitive area. To be comparable, a mobile home park must offer similar facilities, services, amenities, and management.

     4. In determining whether a rent increase or resulting lot rental amount is unreasonable, the court may consider economic or other factors, but not limited to, increases or decreases in the consumer price index, published by the Bureau of Labor Statistics of the Department of Labor, increases or decreases in operating costs or taxes and prior disclosures.

     5. An arbitrator or mediator under sections 723.037, 723.038 and 723.0381 shall employ the same standards as set forth in this section.

     The statute established procedures that the community owner must follow in order to affect rental rate increases and, perhaps most importantly, requires that a community owner who wishes to sell his community must first offer it (at the owner's price and terms) to the community's homeowners association.

     Current HUD wind standards are more stringent for manufactured housing than they are for conventional site built housing. These wind standards were created in response to Hurricane

______________________
/3/ History: Section 1, Chapters 84-90 and Section 9, Chapters 90-198.

Manufactured Housing Community Market Overview                                24

Andrew. Additionally, many insurance companies are hesitant to write business interruption coverage for manufactured housing communities in coastal Florida. However, business interruption insurance only covers losses sustained until all debris is cleared away and the community is again fit for occupancy, the point when the insurance coverage ends. Therefore, the insurance coverage is available for a typically short period of time. These changes do not appear to have had a major effect on the demand for manufactured homes, as market demand has actually strengthened. It is apparent that the market reception for manufactured homes is as a continued source of quality and affordable housing.

Rental Rates and Occupancy
--------------------------

     There is a wide range of rates in the marketplace, based on the project and the amenities offered. Generally speaking, a standard (non corner/no view amenity) pad ranges between $190.00 per month to $277.00 per month. Premiums are also attached to pads with a corner or view amenity, and these can run as high as $56 per month above the standard pad pricing, although these premiums are not generally found in smaller communities. Services included in the rental rate vary by community, with higher rental rates indicative of more services.

     The subject averages $246.33 per lot (based on 107 lots), per month, with the rent range from $173.30 to $262.00. The local market supports the subject rents. No rent increase is planned at the current time.

     Most importantly, regardless of the competitive rental rates shown by the competitive properties, the subject community is governed exclusively by the Prospectus, which specifically addresses annual rental increases and other charges. A copy of the Prospectus has been included in the Addenda to this report. Income forecasts were based upon current rent levels.

     The subject is a 107-space, fully developed, age restricted manufactured housing community. The communities that are most competitive with the subject have been detailed on the following pages. These five communities are fully developed and are currently between 85.6% and 100.0% occupied. The physical occupancy at the subject is currently 100.0%. The manager occupies one space rent free and 106 occupied sites produce rent resulting in an economic occupancy of 99.1%. This occupancy appears to be slightly above the sub-market occupancy of approximately 97%.

Manufactured Housing Community Market Overview                                25

Summary
-------

     The State of Florida experienced high levels of growth in the manufactured housing industry during the 1980's. Sales climbed steadily through the late seventies and early eighties, peaking in 1985. Since that time sales showed a steady decline each year through 1991. Sales in 1992, 1993 and 1994 indicated a reversal from this most recent declining trend.

     Manufactured home community owners, who in recent years have benefited from a "captive" market and little competitive new supply, now find their interests sandwiched between those of county and municipal authorities on the one hand, and those of state regulators on the other. The upshot is likely to be that although occupancies in manufactured housing communities will remain high, future rent increases will not likely be as great as they have been.

RENT COMPARABLE NUMBER ONE
--------------------------

Chateau Lakeland Junction
202 East Griffin Road
Lakeland, Polk County, Florida

                            [PICTURE APPEARS HERE]


Location:                    North side of East Griffin Road, east of North
                             Florida Avenue.

Number of Spaces:            191

Property Description:        Age restricted manufactured housing community built
                             in 1984.

Monthly Rental Rates:        $210.17 to $266.53

Occupancy:                   100.0% (191 of 191)

Services Included in Rates:  Lawn mowing.

Amenities:                   Clubhouse, pool, shuffleboard and laundry.

Verification/Date:           Community Manager on May 15, 2000.

Comments:                    This community is the closest geographic comparable
                             to the subject.


============================================================================
Location  Access    Visibility  Condition  Amenities Home Quality  Overall
----------------------------------------------------------------------------
Similar   Similar   Similar     Similar    Similar   Similar       Similar
============================================================================

RENT COMPARABLE NUMBER TWO
--------------------------

Holiday Mobile Home Park
4141 West U. S. Highway 92
Lakeland, Unincorporated Polk County, Florida


                            [PICTURE APPEARS HERE]


Location:                    North side of U. S. Highway 92, east of Galloway
                             Road.

Number of Spaces:            214

Property Description:        Age restricted manufactured housing community built
                             in the early 1960's.

Monthly Rental Rates:        $195.00 to $205.00

Occupancy:                   97.7% (209 of 214)

Services Included in Rates:  Water, sewer and trash collection.

Amenities:                   Clubhouse, shuffleboard and laundry.

Verification/Date:           Community Manager on May 15, 2000.

Comments:                    This is a good quality community located in the
                             western portion of Lakeland.


================================================================================
Location  Access    Visibility  Condition  Amenities   Home Quality   Overall
________________________________________________________________________________
Similar   Similar   Similar     Similar    Similar     Similar        Similar
================================================================================

RENT COMPARABLE NUMBER THREE
----------------------------

Beacon Terrace
3500 Harden Boulevard
Lakeland, Polk County, Florida


                            [PICTURE APPEARS HERE]


Location:                    West side of Harden Boulevard, south of Beacon
                             Road.

Number of Spaces:            297

Property Description:        Age restricted manufactured housing community built
                             in 1987.

Monthly Rental Rates:        $277.00 to $307.00

Occupancy:                   100.0% (297 of 297)

Services Included in Rates:  Water and sewer.

Amenities:                   Clubhouse, pool, spa, putting green, laundry and
                             shuffleboard.

Verification/Date:           Community Manager on May 15, 2000.

Comments:                    This is a good quality community with slightly more
                             amenities than the subject.


===============================================================================
Location   Access   Visibility  Condition   Amenities   Home Quality  Overall
_______________________________________________________________________________
Similar    Similar  Similar     Similar     Superior    Similar       Inferior
===============================================================================

RENT COMPARABLE NUMBER FOUR
---------------------------

Imperial Manor
2321 U. S. Highway 92 West
Lakeland, Florida


                            [PICTURE APPEARS HERE]


Location:                    North side of U. S. Highway 92,  1/2 mile west of
                             Wabash Avenue.

Number of Spaces:            200

Property Description:        Age-restricted manufactured housing community built
                             in the early 1970's.

Monthly Rental Rates:        $190.00 to $195.00

Occupancy:                   99.0% (198 of 200)

Services Included in Rates:  Water and sewer.

Amenities:                   Clubhouse, pool, laundry and shuffleboard.

Verification/Date:           Community Manager on May 15, 2000.

Comments:                    This is a slightly older, age-restricted community
                             located in the western portion of Lakeland.

===============================================================================
Location  Access    Visibility   Condition   Amenities   Home Quality  Overall
-------------------------------------------------------------------------------
Similar   Similar   Similar      Similar     Similar     Similar       Similar
===============================================================================

RENT COMPARABLE NUMBER FIVE
---------------------------

Ariana Village
1625 Ariana Street
Lakeland, Florida



                            [PICTURE APPEARS HERE]


Location:                    North side Ariana Street, west of Harden Boulevard.

Number of Sites:             209

Property Description:        Age restricted manufactured housing community built
                             in 1986.

Monthly Rental Rates:        $238.00 to $258.00

Occupancy:                   85.6% (179 of 209)

Services Included in Rates:  None.

Amenities:                   Clubhouse, pool, laundry and shuffleboard.

Verification/Date:           Community Manager on May 15, 2000.

Comments:                    This is a good quality community with similar
                             amenities to the subject.

===============================================================================
Location  Access   Visibility   Condition  Amenities   Home Quality   Overall
_______________________________________________________________________________
Similar   Similar  Similar      Similar    Similar     Similar        Similar
===============================================================================

                            Rent Comparable Summary

====================================================================================================================================

No.       Name/Location                Occ. Sites/Sites       Monthly        Services Included            Amenities
                                           % Occ.           Rental Rates
____________________________________________________________________________________________________________________________________
1     Chateau Lakeland Junction           191/191             $210.17            Lawn mowing.              Clubhouse, pool and
      202 East Griffin Road                 100.0%              to                                         shuffleboard.
      Lakeland, Polk County, Florida                          $266.53

____________________________________________________________________________________________________________________________________

2     Holiday Mobile Home Park            209/214             $195.00            Water, sewer and trash    Clubhouse, laundry and
      4141 U. S. Highway 92 West             97.7%              to               collection.               shuffleboard.
      Lakeland, Polk County, Florida                          $205.00

____________________________________________________________________________________________________________________________________

3     Beacon Terrace                      297/297             $277.00            Water and sewer.          Clubhouse, pool, spa,
      3500 North Harden Boulevard           100.0%               to                                        shuffleboard, putting
      Lakeland, Polk County, Florida                          $307.00                                      green and laundry.

____________________________________________________________________________________________________________________________________

4     Imperial Manor Mobile Home Park     198/200             $190.00            Water and sewer.          Clubhouse, pool,
      2321 U. S. Highway 92 West             99.0%              to                                         shuffleboard and laundry.
      Lakeland, Polk County, Florida                          $195.00

____________________________________________________________________________________________________________________________________

5     Ariana Village                      179/209             $238.00            None                      Clubhouse, pool, laundry
      1625 Ariana Street                     85.6%               to                                        and shuffleboard.
      Lakeland, Polk County, Florida                          $258.00

____________________________________________________________________________________________________________________________________

S     Kings & Queens                      107/107             $173.30            Lawn mowing.              Clubhouse, pool and
      2808 North Florida Avenue             100.0%              to                                         shuffleboard.
      Lakeland, Polk County, Florida                          $262.00

====================================================================================================================================

                      [RENT COMPARABLES MAP APPEARS HERE]

LAND AND SITE IMPROVEMENTS
--------------------------

    The subject site is a rectangular shaped parcel of land containing approximately 18.01 acres of gross area. The site is presently developed with 107 manufactured housing spaces and 4 recreational vehicle spaces. The tract is generally level and at street grade and drainage of the tract appears adequate. We observed no obvious adverse soil or subsoil conditions during the physical inspection of the site.

    Utility services connected and in service on the date of valuation include the following:

     Sanitary Sewer:     City of Lakeland.
     --------------

     Storm Sewer:        On site drainage system.
     -----------

     Water:              City of Lakeland.
     -----

     Telephone:          GTE
     ---------

     Electric:           Florida Power and Light
     --------

     Ingress to and egress from the subject community is via North Florida Avenue, south of Griffin Road. The individual lots, in the community, are accessed by roadways, which are laid-out in a grid pattern, maximizing the use of the site, typical of manufactured housing communities. Roadway improvements include:

     Street-bed:         North Florida Avenue is an asphalt paved two-lane
     ----------          roadway. The streets in the community are asphalt-paved
                         roadways and are 24-foot wide right-of-ways.

     Curb:               North Florida Avenue has concrete curbs. The community
     ----                streets do not have curbs.


     Sidewalk:           North Florida Avenue has concrete sidewalks. The
     --------            community streets do not have sidewalks.


     Streetlights:       There are pole mounted lights along North Florida
     ------------        Avenue and throughout the community.


     Landscaping:        Grass and planted areas found throughout the site.
     -----------

Land and Site Improvements                                                    34

     Other:              A six-foot high, masonry block and chain link fence
     -----               encloses the community.


     Arrangements between the subject ownership and municipal and/or public utility authorities for the connection of telephone and electricity are presumed to exist, although neither a plan specifically identifying the location of all underground lines nor contracts providing for their installation were provided to us.

Encumbrances
------------

     Our review of the deed, county property records and survey did not reveal any adverse or potentially adverse interests, which would affect the utility of the subject property. Specifically, there are no recorded or otherwise known liens, defects in title or adverse easements. Additionally, there are no rent controls in effect in Polk County.

Easements
---------

     Standard utility easements for electricity and telephone are assumed to exist. No other easements were identified to us.

Encroachments
-------------

     There were no obvious encroachments observed during the inspection of the subject and neighboring properties.

Environmental
-------------

     There were no obvious areas of contamination on or about the subject site. We are not qualified in environmental hazards and, therefore recommend an audit be performed.

Functional Utility
------------------

     The site, which is rectangular in shape and contains approximately 18.01 acres, is large enough to accommodate building improvements and roadways as well as recreational amenities and green areas. The site is considered functional for various residential development scenarios. The existing development as a 111-space manufactured housing and recreational vehicle community with an overall density of approximately 6.16 spaces per acre, is within modern standards. The site is considered functional for use as a manufactured housing community.

IMPROVEMENT DESCRIPTION
-----------------------

     The subject is improved with 107 manufactured housing spaces and 4 recreational vehicle spaces. The lots in the community are arranged along streets laid out in a grid pattern taking advantage of the rectangular shape of the site. The streets have been configured to maximize the available number of spaces. The individual manufactured housing lots in the community vary slightly in size averaging approximately 3,745 square feet. The density of the property is equal to 6.16 dwelling units per acre.

     The common area amenities include a clubhouse, swimming pool and shuffleboard courts. The clubhouse contains approximately 1,470 square feet of area and has been partitioned into the main hall/multipurpose room, restrooms, kitchen and the park office. The interior construction consists of painted or papered drywall walls and ceilings. The flooring finish is vinyl tile. There are flush mounted fluorescent light fixtures and ceiling fans. Adjacent to the clubhouse is a patio, the pool area and shuffleboard courts. Additionally, there is a 1,330 square foot steel frame, metal covered maintenance shed on the premises.

     We have not estimated a separate value for these amenities, or equipment, as they are standard items found at most manufactured housing communities. These amenities are typical for a community of this type, age, size and location, and are adequate and functional in use.

Age and Condition
-----------------

     According to the owner, the community was developed in two phases. Phase I, consisting of 88 manufactured housing spaces and the common area amenities was developed in 1981. Phase II, consisting of 19 manufactured housing spaces and 4 recreational vehicle spaces was developed in 1986. The subject is approximately 14 to 19 years old. The common areas, streets, amenities and individual mobile homes were observed to be in good overall condition. Overall, the subject improvements are estimated to be effectively 10 years old and were observed to be in good condition.

Improvement Description                                                       36


                  [SITE LAYOUT-KINGS AND QUEENS APPEARS HERE]

OWNERSHIP AND PROPERTY HISTORY
------------------------------

     The ownership of the subject, as recorded in the Official Records of Polk County, Florida, is in the name of Windsor Park Properties, 7. The property was purchased by the current owners in February 1992 for $1,175,000 as is evidenced by the Warranty Deed recorded in Official Record Book 3063 on Page 0205. There have been no significant transactions involving the subject property within the past five years.

OCCUPANCY
---------

     The property is currently occupied by a 111-space manufactured housing and recreational vehicle community, known as Kings And Queens. There are no vacant manufactured housing spaces of the 107 total spaces. The physical occupancy is 100.0%. All of the spaces will accommodate multi-sectional homes. In addition to the physical vacancy the manager occupies one space rent free resulting in an economic occupancy of 106 spaces. The economic vacancy of the manufactured housing spaces is 1 space or 0.9%

     The community is governed, as required by law, by a prospectus. Annual increases in the rental rates are governed by the prospectus, contained in the Addenda to this report. The current rents at the subject range from $173.30 to $262.00 per month. The rents were increased by $15.00 per site per month, effective January 1, 2000.

     Our analysis does not incorporate any value attributable to any community owned models as these units are considered personal property, not a portion of the real estate. Likewise, we have incorporated no income attributable to the sale of homes in our analysis.

     Additionally, there are four recreational vehicle spaces, of which 1 was occupied on the date of inspection. Historically the recreational vehicle spaces have been at near 100% occupancy during the winter months with some use during the remainder of the year. The recreational vehicle spaces rent for $280.00 per space per month.

ZONING AND OTHER LAND USE CONTROLS
----------------------------------

     The subject property is located within the municipal limits of the City of Lakeland and is zoned RM, Residential Medium Density according to the City of Lakeland zoning ordinance. This classification allows for a density between 5.01 units per acre and 10 units per acre.

     The subject was approved as constructed and is a legal, conforming use of the site.

Concurrency
-----------

     Based on the present configuration of the subject, it is in conformance with the approved comprehensive plan filed by The City of Lakeland. Therefore, concurrency is not an issue.

Flood Hazard
------------

     The City of Lakeland is a participant in the Federal Emergency Management Agency (FEMA) system. According to Flood Map Community Number 120267, Panel 0005 B, dated September 16, 1981, the subject property is located in FEMA designated "C" and "A1" zones. The "A1" zone corresponds with the Lake Parker Tributary which forms the north and west boundaries of the community. An "A" zone is defined as a "special flood hazard area where no base flood elevations are provided". An "A1" zone is defined as a "special flood hazard area where base flood elevations are shown".

ASSESSMENT AND TAXES
--------------------

     The subject is identified in the Polk County records under Parcel Numbers 01-28-23-000000-012040 and 01-28-23-000000-012050. According to the records at the Polk County Property Appraiser's Office, the current (1999) assessed value of the subject totals $932,010. In comparison to our opinion of the market value the subject is under assessed. Under assessment is common for manufactured home communities, because much of the value can be attributed to the entrepreneurial skill in acquiring the land and filling the community. In our discussions with the Polk County Property Appraiser's Office, it has been noted that properties are not re-assessed upon sale in Polk County. Rather, all sales will be factored in to the assessment of each property type. The Prospectus allows for the pass through of additional ad valorem taxes to the residents.

     Assessed values, for purposes of property taxation are determined on January 1, of each year. In the state of Florida, properties are assessed at 100% of the market value, as required by Florida Statute, Chapter 192.042. Properties are reassessed annually and equitability of assessments is not a basis for assessment in the state of Florida. Taxes are due and payable on the first day of the year, although tax bills are issued in arrears. Discounts up to 4% of the total bill are available for early payment and taxes become delinquent after March 31. Discussions with owners of investment real estate and manufactured home communities have revealed that

Assessment And Taxes                                                          39

"early" payment of real estate taxes is a common practice. Additionally, prudent management would also dictate the payment of real estate taxes to take advantage of any discounts offered. All tax amounts are current.

     Historically, the actual taxes have decreased slightly over the last three years. The table below illustrates the actual taxes over the last three years.

                               Historical Taxes


               ============================================
               Tax Year         Assessment        Taxes
               --------------------------------------------
                 1999            $932,010       $19,711.09
               --------------------------------------------
                 1998            $932,010       $19,949.68
               --------------------------------------------
                 1997            $932,010       $20,045.67
               ============================================

     Based on historical tax trends we expect the real estate taxes to increase slightly in the future. We have the estimated the 2000 tax liability to be $19,908. We have applied the available early payment discount for November 2000 and our estimate of total taxes is $19,112.

MARKETABILITY AND EXPOSURE PERIOD
---------------------------------

     The subject as discussed in the Neighborhood Analysis, and Manufactured Home Community Market Overview sections of this report is competitive and marketable with other properties in the marketplace.

     There are typically four classes of purchasers attracted to this type of development. The first are the tenants/residents of the community, purchasing on a cooperative or condominium basis to reduce rental rates. The second class of purchaser would be the single owner/operator who purchases a community as an income and investment vehicle. Third would be the "traditional" manufactured home community owner/developer who views the community as a safe, long-term investment. Finally, there is the institutional investor or syndicate (REIT) which owns several large manufactured housing communities on a statewide/nationwide basis.

     Due to the stability of manufactured home community investments, the REIT investors have been a major player in the marketplace. REIT investors have bid down capitalization rates for new, large communities. Resident groups have also increased demand for manufactured home community investments. According to our banking sources, resident groups are able to borrow money at debt coverage ratios as low as 1.0 to 1. The banks view resident group loans as good quality with minimum risk. Typical payback periods range between five and eight years.

     Discussions with large institutional manufactured home community investor representatives and local area realtors, indicated that "properly priced", stable, well kept manufactured housing communities should "be under contract" within a six to eight month period in today's market. However, our research has also revealed that very few communities are "listed" for sale and that for the most part brokers solicit owners for buyers.

     Our discussions further indicated that institutional investors required a minimum of 200 spaces, and pricing would reflect an 8.50% to 9.50% overall capitalization rate requirement for senior communities. Family communities typically reflect higher capitalization rates due to a less stable occupancy base. Pricing is established by processing gross income, reduced by a 2% to 3% vacancy and credit loss factor with expenses of 35% of effective gross income. An additional capital charge of 3% to 5%, based on overall condition, is deducted to arrive at a net operating income (NOI). This criteria is generally the most restrictive pricing, as other investors will tend to accept lower expense ratios (30%), no capital charges and a lower overall rate.

     In late summer 1998, commercial mortgage backed securities (CMBS) lenders restructured their pricing for long term fixed rate loans. These loans had historically been priced based on an interest rate spread above Treasury Securities. The secondary market for these loans became illiquid and lenders were unable to sell the loans profitably. Consequently, although interest rates on Treasuries have fallen, the interest rates on securitized loans have increased. Prior to this increase, interest rate spreads were available lower than 150 basis points over the 10-

Marketability and Exposure Period                                             41

year Treasuries. Since the fall, spreads have increased to the low 200 basis point range for manufactured housing communities.

    Interest rates are low and financial institutions are again willing to lend money for existing real estate projects with good occupancies. The presence of life insurance companies and conduit programs has made the financing of manufactured housing communities a very competitive business. The insurance companies and conduit programs will lend on a non-recourse basis, with terms ranging from 10 to 20 years.

     On the basis of the preceding analysis, the subject would be attractive to all but the institutional investor. In our opinion, the exposure period for the subject would be within the range indicated by the industry participants, and we estimate an exposure period of six months.

                               VALUATION SECTION

HIGHEST AND BEST USE
--------------------

     Highest and Best Use may be defined as:

          "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible and which results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability."/4/

     The highest and best use of a specific parcel of land does not depend on subjective analysis; rather, the competitive forces in the market shape it. The analysis and interpretation of highest and best use is an economic study of the market forces on the subject.

     Market forces also shape market value. The data collected and analyzed to estimate property value is also used to formulate an opinion of the property's highest and best use as of the effective date of the appraisal. In all valuation assignments, value estimates are based on use. The highest and best use of a property provides the foundation for an investigation of the competitive positions of buyers and sellers in the marketplace, and can be described as the foundation on which market value rests. Without interaction in the marketplace, highest and best use would not exist and market value estimations would be impossible.

     When potential buyers contemplate purchasing real estate for personal use or occupancy, their principal motivations are perceived benefits of enhanced enjoyment, prestige, and privacy. Purchasers of investment property are frequently motivated by the promise of net income or capital accumulation and certain tax advantages. These investors are more directly concerned with feasibility, an indication that a project has a reasonable likelihood of satisfying their specific objectives.

     Analysis of the highest and best use of: 1) the land as though vacant, and
2) the property as improved, is essential in the valuation process. Through highest and best use analysis, we attempt to interpret the market forces that influence the subject property and identify the use on which the final value estimate will be based. This determination is based on the analysis and interpretation of market conditions, the trends affecting the buyers and sellers in the marketplace, and the existing use of the subject. The highest and best use of the land, as though vacant and the property as improved, must meet four criteria.

___________________
/4/ The Appraisal Institute, The Dictionary of Real Estate Appraisal, 3d ed. (Chicago, Illinois: The Appraisal Institute, 1993), Page 170.

Highest and Best Use                                                          44

     Analyzing the highest and best use of the land as though vacant serves two functions. First, it helps identify comparable properties, which should have highest and best uses of the land as though vacant, similar to that of the subject property. The second reason is to identify the use that would produce maximum income to the land after property income is allocated to the improvements. In the Cost Approach and some income capitalization techniques, a separate value estimate of the land is required. Estimating the land's highest and best use as though vacant becomes the necessary part of deriving a land value estimate.

     There are also reasons to analyze the highest and best use of the property as improved. The first is to help identify comparable properties that should have the same or similar highest and best uses as the improved subject property. The second is to decide whether the improvements should be demolished, renovated or retained in their present condition. They should be retained as long as they have some marketable value and the return from the property exceeds the return that would be realized by a new use, after deducting the costs of demolishing the old building and constructing a new one. Identification of the existing property's most profitable use is crucial to this determination.

     The highest and best use of both the land as though vacant and the property as improved must meet four criteria. The highest and best use must be:

     1.   Legally Permissible
     2.   Physically Possible
     3.   Financially Feasible
     4.   Maximally Productive

     These criteria are usually considered sequentially; a use may be financially feasible, but this is irrelevant if it is physically impossible or legally prohibited. Only when there is a reasonable possibility that one of the prior, unacceptable conditions can be changed is it appropriate to proceed with the analysis. If, for example, current zoning does not permit a potential highest and best use, but there is a possibility that the zoning can be changed, the proposed use can be considered on that basis.

Legally Permissible
-------------------

     Legal restrictions, as they apply to the subject property, are of two types, i.e., private restrictions (deed restrictions, easements, etc.) and public restrictions (zoning, building codes, environmental regulations and historic district controls, etc.). These latter restrictions must be investigated, to the best of our ability, because they may preclude many potential highest and best uses.

     No information regarding private restrictions affecting the subject was uncovered in our research or provided by the client. It is assumed that only common restrictions, such as utility easements, are in-place, which would not be of any significant consequence to the development

Highest and Best Use                                                          45

of the site.

     The subject is an approved Manufactured Housing Community by the City of Lakeland Planning and Zoning Department. As discussed in the Zoning and Other Land Use Controls Section of this report, the property, as developed, is a legal and conforming use of the land and concurrency is not an issue.

Physically Possible
-------------------

     The second constraint imposed on the possible use of the property is that dictated by the physical aspects of the site itself. Size, shape and terrain of the parcel of land affect the uses to which it can be developed. The utility of the parcel may depend on its frontage and depth. Also considered are the capacity and availability of public utilities. When a site's topography or subsoil conditions make development restrictive or costly, its potential use is adversely affected. Generally, the larger the site, the greater the potential for achieving economies of scale or flexibility in development.

     The highest and best use of a property as improved also depends on physical considerations such as size, design and condition. The condition of the property and its ability to continue in its current use are also relevant.

     The subject site is rectangular in shape and contains a total area of 18.01 acres. The site is generally level and has adequate access frontage along the west side of North Florida Avenue, within one mile south of Interstate 4. The size and shape of the site does not restrict maximum flexibility and development, and the subject's development has made an adequate use of the site as indicated by its density of approximately 6.16 spaces per acre. The subject meets the physically possible criteria of this analysis.

Financially Feasible
--------------------

     After determining which uses are physically possible and legally permissible, we have eliminated many uses from consideration. Then the uses that meet the first two criteria are analyzed further to determine which are likely to produce an income, or return, equal to or greater than the amount needed to satisfy operating expenses, financial obligations and capital amortization. All uses that are expected to produce a positive return are regarded as financially feasible.

     To determine financial feasibility, we then estimate the future gross income that can be expected from each logical use. Vacancy and collection losses and operating expenses are then subtracted from each gross income to obtain the likely net operating income (NOI) from each use. A rate of return on the invested capital can then be calculated for each use. If the net revenue capable of being generated is enough to satisfy the required rate of return on investment and provide a return on the land, the use is financially feasible within some price limit.

Highest and Best Use                                                          46


Maximally Productive
--------------------

     Of the financially feasible uses, the use that produces the highest price, or value, consistent with the rate of return warranted by the market for that use is the highest and best use. To determine the highest and best use of land as though vacant, the same rate of return is often used to capitalize income streams from different uses into their respective values. This procedure is appropriate if all competing uses have similar risk characteristics. If not, differing rates of return would be required. The use that produces the highest value is the highest and best use.

     To test the highest and best use of land as though vacant or a property as improved, an appraiser analyzes all logical, feasible alternatives. The market usually limits the number of property uses to a few logical choices. Each alternative use must first meet the tests of physical possibility and legal permissibility. The uses that meet the first two tests are then analyzed to ascertain how many financially feasible alternatives must be considered.

     An appraiser must exercise caution in performing market analysis to support an estimate of highest and best use. Although a given site may be particularly well suited for a specific use, there may be a number of other sites that are also well suited, and some may be better suited. Therefore, the appraiser must test the highest and best conclusion to ensure that existing and potential competition from other sites has been fully recognized.

Highest and Best Use - Vacant Land
----------------------------------

     In determining the highest and best use of the site as vacant, the most restrictive constraint is the legal use of the site. As stated above and in the Zoning and Other Land Use Controls section of this report, the subject is a legal and conforming use of the site.

     We have also noted that less than 1/4 of the manufactured housing communities have over 100 spaces in Polk County. Due to the non-availability of space for immediate development, restrictive governmental impact fees and a lack of financing for speculative projects, it is unlikely that there will be speculative manufactured housing community development in the foreseeable future.

     Current trends in the manufactured housing sales would preclude the development of a manufactured housing community until such time as the market has improved. In our opinion, the highest and best use of the site, as if vacant and available for development, would be to hold the property for future sale as the market trends might predicate.

Highest and Best Use                                                          47

Highest and Best Use - As Improved
----------------------------------

     The site is currently improved with a 111-space age restricted manufactured housing and recreational vehicle community. The use of the site is a legally permissible use under the current zoning. The subject property has been in existence as a manufactured housing community since 1981.

     The improvements are well situated on the site. The site has excellent access from North Florida Avenue. The amenities for this size and type of improvement are within normal standards. The use of the site is physically possible. Demand for manufactured housing in this area is evident. As evidenced in the Income Capitalization Approach, the property is capable of providing an acceptable return to an owner, demonstrating the financial feasibility of the subject property.

     The property, as currently improved, is physically possible, legally permissible, financially feasible and maximally productive. Therefore, in our opinion, the highest and best use of the property as improved is its current use as a 111-space age restricted manufactured housing and recreational vehicle community.

VALUATION PROCESS
-----------------

     There are three recognized approaches to the valuation of real property:
Cost; Income; and, Direct Sales Comparison. The appropriateness of each approach varies with the type and age of the property under examination, as well as the quantity and quality of applicable market data as of the appraisal date. In the analyses and appraisal of the subject property, we have considered the positive and negative aspects of each approach for this specific assignment.

     The Cost Approach provides a value indication based on the depreciated cost of the improvements added to land value. The Income Approach produce an estimate of value through an economic analysis of the net income derived from the property and is converted to a capital sum at an appropriate rate. The Sales Comparison Approach produces an estimate of value through a comparison of similar properties, which have been transferred in the local market.

     In the analysis of a stabilized manufactured housing community, investors are primarily concerned with cash flow to service any debt and the equity positions. While development costs are important for developing communities, investors assume that these costs are adequately accounted for in rental levels. In communities where developers have made money on the sale of homes by offering low site rents, an investor would not be willing to compensate a seller for any more than the income to be received. The Cost Approach was not utilized due to the subjectivity of depreciation and entrepreneurial profit estimates.

     A number of positive and negative factors were believed to affect the overall value of the subject. On the positive side, the following were considered.

     1.   The subject is well located in regard to the area amenities.

     2.   The subject is well kept and has a high-grade amenity package.

     Partially offsetting the positive influences are negative factors among which the following was considered the most pertinent:

     1.   The market is competitive, with shipments down from the 1980's levels.

     With the above factors in mind, the Income Capitalization Comparison and Sales Comparison Approaches will now be discussed in detail on the following pages.

INCOME CAPITALIZATION APPROACH
------------------------------

    As an introduction to the analysis of the subject, it is helpful to identify the goals and objectives of both buyers and sellers of properties such as the subject.

    From the standpoint of a seller, maximum price is of course an initial goal. Tempered by capital gains considerations and the potential for recapture of book depreciation accruals, a seller is often forced to consider a negotiated price that may include such concessions as interim or permanent financing. Dictated by market forces, the rate, term, and amount of financing may be favorable, neutral, or unfavorable with respect to the ultimate selling price.

    The purchasers of investment realty naturally prefer to pay a minimum price subject to terms. Within the goal of price minimization purchasers seek:

    1. Cash flow relative to capital investment measured either on a pre-income tax or post-income tax basis.

    2.   Minimal capital investment to permit leverage.

    3.   Equity build-up through mortgage amortization.

    4.   Sheltered income through accumulation of book depreciation.

    5.   Capital accumulation through market appreciation.

    The relative importance of the above factors to an investor's formula is difficult to quantify. Institutional investors, speculators, developers, financial institutions, and syndicators do not uniformly apply the same investment strategies. The location, size, tenant mix, age, absence or presence of long term leases, assignability of existing debt, condition of the facilities, level of occupancy, quality of management, and other related factors are among the criteria affecting the marketability of an income-producing property.

    The first step in the Income Approach to value involves the estimate of future net operating income to be generated by the property. The estimate of net operating income is derived through a process of estimating the total potential gross income (PGI) from lot rentals, less a vacancy and credit loss factor, added to an estimate of income from other sources. The result is an effective gross income (EGI) estimate. All expenses associated with the operation of the property are then deducted to yield a stabilized net operating income (NOI) estimate.

    In our estimate of the stabilized net operating income, we have considered the subject's current rent, expense levels and historical trends. We have also considered the current rent and expenses at manufactured home communities similar to the subject, as limited by the existing Prospectus and rental agreement.

Income Capitalization Approach                                                50

    The subject's historical income and expenses for 1997, 1998 and 1999 have been presented, in the table, on the following page. Although the reported expenses do not appear unreasonable, we have also relied on market comparables. Current income and expense information for three comparable age-restricted manufactured home communities has also been presented in this section.

    The data on the tables has been arrayed to display the "percent of total income" and "dollar per space" figures, consistent with industry reporting practices. We have combined some of the owners expense categories for purposes of comparison.

    Our analysis of each component of income, vacancy and credit loss and expenses follows these tables, and has been summarized in the Reconstructed Operating Statement found on Page 60.

==================================================================================================================================

                                                        Kings & Queens - Historical Income and Expenses

                                        Pct. of     $ Per                  Pct. of      $ Per                 Pct. of     $ Per
                               1997     Income      Space         1998     Income       Space       1999      Income      Space
----------------------------------------------------------------------------------------------------------------------------------
Income:
MH Rents                     $251,473    96.60%    $2,265.52    $269,096    98.23%    $2,424.29    $289,033    98.81%    $2,603.90
RV Rents                        8,185     3.14%        73.74       3,667     1.34%        33.04       2,850     0.97%        25.68
Miscellaneous/Other               675     0.26%         6.08       1,191     0.43%        10.73         620     0.21%         5.59
                             -----------------------------------------------------------------------------------------------------
Total Income                 $260,333   100.00%    $2,345.34    $273,954   100.00%    $2,468.05    $292,503    100.00%   $2,635.16

Expenses:
Insurance                    $  4,621     1.78%    $   41.63    $  1,629     0.59%    $   14.68    $  2,024     0.69%    $   18.23
Office/Administrative          24,230     9.31%       218.29      21,308     7.78%       191.96      19,442     6.65%       175.15
Maintenance & Repairs          29,804    11.45%       268.50      22,303     8.14%       200.93      25,032     8.56%       225.51
Management Expense             12,969     4.98%       116.84      13,662     4.99%       123.08      14,625     5.00%       131.76
Wages & Benefits               22,937     8.81%       206.64      25,780     9.41%       232.25      26,764     9.15%       241.12
Property Taxes                 19,932     7.66%       179.57      20,530     7.49%       184.95      19,875     6.79%       179.05
Utilities                      21,398     8.22%       192.77      24,230     8.84%       218.29      20,605     7.04%       185.63
                             -----------------------------------------------------------------------------------------------------
Total Expenses               $135,891    52.20%    $1,224.24    $129,442    47.25%    $1,166.14    $128,367    43.89%    $1,156.46

Net Operating Income         $124,442    47.80%    $1,121.10    $144,512    52.75%    $1,301.91    $164,136    56.11%    $1,478.70
==================================================================================================================================

Income Capitalization Approach                                                52

Income Analysis
---------------

    The general practice in the local market is to charge a base lot rent on a monthly basis. The base lot rate may, or may not include such services as water, sewer, trash collection and lawn mowing. The higher base lot rents typically include more services. The base lot rents typically generate between 90% and 99% of the total income in a manufactured home community. At the subject, lawn mowing is included in the monthly lot rent. As previously discussed, based on the market rent range, we are of the opinion that the subject rent structure is within the market range for comparable properties.

Potential Gross Income
----------------------

    As any potential purchaser would incorporate a one-year forecast of potential gross income at the existing rent levels, our analysis must, and has, also account for this. In our forecast of total rental income, we have projected 12 months at the current rent levels, based on the current rent roll. The total potential gross income from lot and recreational vehicle rentals is $329,728. The manufactured home lot rent rate averages $246.33 per month and the recreational vehicle spaces rent for $280.00 per month.

Vacancy and Credit Loss
-----------------------

    Vacancy and credit loss is typically a very small percentage in an established community, due primarily to the high cost of relocating homes. The community is 100.0% physically occupied. As of the date of inspection, there were no vacant spaces and the community manager occupied one space. The economic vacancy of the manufactured home sites at the subject is currently 0.9%. In addition to the vacancy, a small percentage for credit loss is appropriate. We have estimated stabilized vacancy and credit loss for the manufactured home spaces at 5.0% to account for both physical and economic vacancy and credit loss. The economic vacancy of the recreational vehicle spaces at the subject on the date of inspection was 75.0%, however the manager indicated that historically the recreational vehicle spaces are near 100% occupied for six months of the year. Based on this a significant vacancy factor is appropriate. Additionally, a nominal factor for credit loss is appropriate. We have estimated stabilized vacancy and credit loss for the recreational vehicle spaces at 60.0% to account for both physical and economic vacancy and credit loss. Total vacancy and credit loss has been estimated to be $23,878. The effective gross income from rentals is estimated to be $305,849.

Miscellaneous Income
--------------------

    Miscellaneous income, at the subject, is derived from late check charges and similar fees. Historically this amount has ranged from $5.59 to $10.73 per space, varying annually. Based on the historical financials we have estimated this amount at $10.00 per space, equal to $1,110 annually.

Income Capitalization Approach                                                53

Effective Gross Income
----------------------

     Effective Gross Income is derived from income based upon the current economic rent less a vacancy and credit loss allowance for present and anticipated income losses due to any tenant changes, added to any additional income from miscellaneous sources. Our estimate of the stabilized effective gross income follows:


Effective gross income chart

====================================================================================================================================

                                                          Kings & Queens
                                                      Effective Gross Income

====================================================================================================================================
Income:
          Spaces              Monthly       Number       Monthly         Annual            Vacancy & C. L.             Annual
   No.          Type           Rent         Months        Total         Sub-Total      Percent        Amount            Total
------------------------------------------------------------------------------------------------------------------------------------
  107 Mobile Home             $246.33         12         $26,357         $316,288        5.0%         (15,814)        $ 300,473
  4 RV                        $280.00         12           1,120           13,440       60.0%          (8,064)            5,376
------------------------------------------------------------------------------------------------------------------------------------
  111 Total Units                                        $27,477
Gross Potential Rental Income                                            $329,728
          Less:  Vacancy & Credit Loss                                                              $ (23,878)
                                                                                                    ---------
Effective Gross Income From Rentals                                                                                   $ 305,849
          Miscellaneous/Other Income                     $ 10.00 per space                                                1,110
                                                                                                                      --------------
Effective Gross Income                                                                                                $ 306,959
====================================================================================================================================

Operating Expense Analysis
--------------------------

     The following discussion addresses each of the line item expenses for the property. We have presented the 1997, 1998 and 1999 amounts, together with the comparable expense data, followed by our stabilized estimate of the expense. The comparable expense information has been obtained from a number of reliable sources and we have presented it in a summary form, on the following page, to maintain confidentiality.

==================================================================================================================================

                                       Manufactured Housing Community Comparable Operations

                                        Pct. of      $ Per                 Pct. of      $ Per                 Pct. of     $ Per
Spaces                          126     Income       Space         109     Income       Space        144      Income      Space
----------------------------------------------------------------------------------------------------------------------------------
Income:
Rents                        $213,370    88.23%    $1,693.41    $339,528   100.00%    $3,114.94    $366,892    97.98%    $2,547.86
Miscellaneous/Other            28,460    11.77%       225.87           0     0.00%         0.00       7,557     2.02%        52.48
                             -----------------------------------------------------------------------------------------------------
Total Income                 $241,830   100.00%    $1,919.29    $339,528   100.00%    $3,114.94    $374,449   100.00%    $2,600.34

Expenses:
Insurance                    $  3,131     1.29%    $   24.85    $  2,740     0.81%    $   25.14    $  3,616     0.97%    $   25.11
Office/Administration           2,155     0.89%        17.10       5,783     1.70%        53.06       2,310     0.62%        16.04
Maintenance & Repairs           3,899     1.61%        30.94       4,100     1.21%        37.61      10,040     2.68%        69.72
Management Expense              6,000     2.48%        47.62      16,400     4.83%       150.46       8,400     2.24%        58.33
Wages & Benefits               13,200     5.46%       104.76      10,000     2.95%        91.74      17,040     4.55%       118.33
Property Taxes                 17,179     7.10%       136.34      38,058    11.21%       349.16      36,397     9.72%       252.76
Utilities                      25,633    10.60%       203.44      27,920     8.22%       256.15      57,479    15.35%       399.16
Miscellaneous                     631     0.26%         5.01           0     0.00%         0.00         500     0.13%         3.47
                             -----------------------------------------------------------------------------------------------------
Total Expenses               $ 71,828    29.70%    $  570.06    $105,001    30.93%    $  963.31    $135,782    36.26%    $  942.93

Net Operating Income         $170,002    70.30%    $1,349.22    $234,527    69.07%    $2,151.62    $238,667    63.74%    $1,657.41
==================================================================================================================================

Income Capitalization Approach                                                55

     Insurance charges are property specific based on the location of the property and the amenity package. Insurance charges varied over the last three-year period. Insurance costs have ranged from $14.68 per space in 1998 to $41.63 per space in 1997. The 1999 insurance expense totaled $18.23 per space. The comparable expense data indicated a range from $21.91 to $42.06 per space. We have used $20.00 per space based on the historical amounts, which is $2,220 annually.

                                   Insurance

  ============================================================================================
               1997       1998        1999        Comp       Comp       Comp       Stabilized
                                                    1          2          3         Estimate
  --------------------------------------------------------------------------------------------
   Total      $4,621     $1,629      $2,024      $5,014     $2,848     $8,707       $2,220
  --------------------------------------------------------------------------------------------
   % EGI        1.78%      0.59%       0.69%       2.43%      0.83%      1.25%        0.72%
  --------------------------------------------------------------------------------------------
   $/Space    $41.63     $14.68      $18.23      $28.49     $21.91     $42.06       $20.00
  ============================================================================================

     Office/Administrative expense is project specific due to varying classifications of expense categories. At the subject, this expense includes the costs associated with the operation of the office, such as telephone, supplies, licenses, dues and subscriptions and advertising expenses. We have attempted to include like items in this category for both the subject and the expense comparables. The expense comparables indicated a range for this category from $58.77 to $71.26 per space. The historical data has decreased annually over the last three years and was above the range of the comparable expenses. We have placed greatest reliance on the historical data weighed by the comparable data, estimating administrative expense at $180.00 per space or $19,980 per year.

                             Office/Administration

  ============================================================================================
               1997       1998        1999        Comp       Comp       Comp       Stabilized
                                                    1          2          3         Estimate
  --------------------------------------------------------------------------------------------
   Total      $24,230    $21,308     $19,442     $10,343    $9,264     $13,029     $19,980
  --------------------------------------------------------------------------------------------
   % EGI         9.31%      7.78%       6.65%       5.00%     2.70%       1.86%       6.51%
  --------------------------------------------------------------------------------------------
   $/Space    $218.29    $191.96     $175.15     $ 58.77    $71.26     $ 62.94     $180.00
  ============================================================================================

Income Capitalization Approach                                                56

     Maintenance and Repairs expense is project specific based on the age and condition of the property. Many properties expense capital items rather than capitalizing them. This can result in abnormal spikes in the expense amounts in certain years.

     Historically, maintenance and repair expenses have varied annually from $200.93 per space in 1998 to $268.50 per space in 1997. Our inspection revealed the property to be in good overall condition, with no items of deferred maintenance noted.

    The expense comparables indicate a lower and wider range of expense in this category from $42.80 per space (Comparable Number 1), to $238.04 per space (Comparable Number 3). Our stabilized estimate of this expense is $210.00 per space or $23,310 annually, based on the historical data.

                            Maintenance and Repairs

  ============================================================================================
               1997       1998        1999        Comp       Comp       Comp       Stabilized
                                                    1          2          3         Estimate
  --------------------------------------------------------------------------------------------
   Total      $29,804    $22,303     $25,032     $7,533     $21,766    $49,275      $23,310
  --------------------------------------------------------------------------------------------
   % EGI        11.45%      8.14%       8.56%      3.64%       6.33%      7.05%        7.59%
  --------------------------------------------------------------------------------------------
   $/Space    $268.50    $200.93     $225.51     $42.80     $167.43    $238.04      $210.00
  ============================================================================================

     Management Fee has historically ranged from 4.98% to 5.00% of effective gross income at the subject. Management expense was charged at one of the three comparables and amounted to 2.31%, for Comparable Number Three. The overall market range for management fees was found to range from approximately 3.0% to 5.0%.

     We have estimated a fee of 5.0% of effective gross income, considered adequate for the management of a property of this size, in this location. Applying this percentage to the Effective Gross Income Estimate produces an annual amount of $15,348 or $138.27 per space per year.

Income Capitalization Approach                                                57

     Wages and Benefits expense has increased annually ranging from $206.64 per space in 1997, to $241.12 per space in 1999. The 1998 wages and benefits expense amounted to $232.25 per space. The comparables have indicated a wider range from $75.31 per space for Comparable Number One to $309.50 per space for Comparable Number Two.

     This category includes all of the costs associated with the staffing including payroll and payroll taxes and any health and/or life insurance benefits. The manager would typically receive a rent-free home and this is the case at the subject property. Our estimate of this expense has been based on the historical amounts weighed by the comparables. Our estimate of $27,750 annually is the equivalent of $250.00 per space or 9.04% of the Effective Gross Income estimate.

                              Wages and Benefits

  ============================================================================================
               1997       1998        1999        Comp       Comp       Comp       Stabilized
                                                    1          2          3         Estimate
  --------------------------------------------------------------------------------------------
   Total      $22,937    $25,780     $26,764     $13,254    $40,235    $38,059      $27,750
  --------------------------------------------------------------------------------------------
   % EGI         8.81%      9.41%       9.15%       6.41%     11.71%      5.44%        9.04%
  --------------------------------------------------------------------------------------------
   $/Space    $206.64    $232.25     $241.12     $ 75.31    $309.50    $183.86      $250.00
  ============================================================================================

     Property Taxes represent the annual real estate tax liability of the property. This category is project specific due to location and taxing authority. We have not used the expense comparables for the estimate this expense.

     In our analysis, we have relied on the historical tax data as presented and discussed in the Assessment and Taxes section of this report. Our stabilized estimate of the owner's annual property tax liability is $19,112, corresponding to the forecast November 2000 amount. This is equivalent to $172.18 per space or 6.23% of the Effective Gross Income estimate.

Income Capitalization Approach                                                58

     Utilities expense is also project specific, due to the number and type of services which may be included in the rent. In this case, this line item includes trash collection for the residents and the cost of the common area utilities. We have placed greatest reliance on the historical data, as it is the best indicator for this expense at the subject. The expense comparables include some utilities in the lot rents. Historically, this expense has varied each year. We have estimated utilities expense at $200.00 per space or $22,200 annually. This is equivalent to 7.23% of the Effective Gross Income estimate.

                                   Utilities

  ============================================================================================
               1997       1998        1999        Comp       Comp       Comp       Stabilized
                                                    1          2          3         Estimate
  --------------------------------------------------------------------------------------------
   Total      $21,398    $24,230     $20,605     $31,009    $57,397    $56,120      $22,200
  --------------------------------------------------------------------------------------------
   % EGI         8.22%      8.84%       7.04%      15.00%     16.70%      8.03%        7.23%
  --------------------------------------------------------------------------------------------
   $/Space    $192.77    $218.29     $185.63     $176.19    $441.52    $271.11      $200.00
  ============================================================================================

     Reserves are not typically accounted for by property owners. This category represents the inclusion of set-asides for major recurring or capital type expenditures experienced periodically by any property. This item is typically accounted for either on a dollar per space ($20.00 to $30.00) or a percentage (0.5% to 1.0%) of effective gross income. We have used $25.00 per space per year, which should be adequate to cover future capital costs. This equates to $2,775 annually.

Income Capitalization Approach                                                59

Expense Summary
---------------

     To summarize, we have estimated the stabilized total operating expenses for the subject to be $132,695. This estimate is equal to 43.23% of the Effective Gross Income (EGI) estimate.

                                Expense Summary

  ===============================================================================================
                1997        1998        1999        Comp       Comp       Comp       Stabilized
                                                      1          2          3         Estimate
  -----------------------------------------------------------------------------------------------
   Total      $ 135,891   $ 129,442    $ 128,367   $82,832    $ 341,763   $ 689,020   $ 132,695
  -----------------------------------------------------------------------------------------------
   % EGI          52.20%      47.25%       43.89%    40.07%       44.96%      34.80%      43.23%
  -----------------------------------------------------------------------------------------------
   $/Space    $1,224.24   $1,166.14    $1,156.46   $470.64    $1,188.58   $1,175.32   $1,195.45
  ===============================================================================================

     As shown on the preceding table, expenses have historically represented between 43.89% (1999) and 52.20% (1997) of the Effective Gross Income, and has decreased each year. The expense comparables, as summarized above, indicated a lower and wider range between 34.80% (Comparable Number 3) and 44.96% (Comparable Number 2). Our estimate of total expenses is equal to 43.23% of the estimated EGI. It should be noted that the historical expenses had no provision for a reserve for capital expenditures, which we have included in our estimate.

     Our estimate of net operating income is $174,264. We have presented our stabilized estimate of income and expenses on the following page.

Income Captitalization Approach                                            60

=============================================================================

                                Kings & Queens
                        Stabilized Operating Statement

                                                           % of       $ per
                                             Amount         EGI       Space
=============================================================================

Total Effective Gross Income                $306,959      100.00%   $2,765.40

Expenses
Insurance                                   $  2,220        0.72%   $   20.00
Office                                        19,980        6.51%      180.00
Maintenance & Repairs                         23,310        7.59%      210.00
Management Expense                            15,348        5.00%      138.27
Wages & Benefits                              27,750        9.04%      250.00
Property Taxes                                19,112        6.23%      172.18
Utilities                                     22,200        7.23%      200.00
Reserves                                       2,775        0.90%       25.00
                                            --------      ------    ---------
Total Expenses                              $132,695       43.23%   $1,195.45

Net Operating Income                        $174,264       56.77%   $1,569.95
=============================================================================

Income Capitalization Approach                                                61

Capitalization Discussion
-------------------------

     Two alternative methods of valuation are employed in the Income Approach. Direct capitalization is a method of converting net operating income into market value, employing a "capitalization" rate based upon market perimeters. This approach is particularly applicable to properties with a stable income stream, or in cases where income, and consequently value, can be projected to increase at a constant or stable rate.

     An alternative valuation method is yield capitalization, which employs a year-by-year projection of income and expenses, recognizing rent changes and the cost of improvements as they occur. Yield capitalization, also known as Discounted Cash Flow Analysis, is considered most appropriate in the valuation of properties with uneven income streams. Since investors are unwilling to pay for any upside from vacant units, fully developed manufactured home communities are typically valued by direct capitalization, based on existing income.

Direct Capitalization
---------------------

     Direct capitalization of net operating income by an overall capitalization rate extracted from the market provides an excellent indication of market value. Purchasers of manufactured home communities most often utilize this method.
This method is the most easily understood, closely related to the market, and convincing if the overall rates abstracted from recent sales are from comparable sale properties and accurate income data are available. Income data was available from all of the comparable sale properties included in this report.

Market Data
-----------

     The comparable sale data shown in the Sales Comparison section of this report indicated an overall capitalization rate between 7.98% and 9.48%. Our analysis of this data indicated a narrow range in overall capitalization rates, which tend to be influenced by the size of the community, its age and condition, occupancy, amenity package and location.

                               Comparable Sales

          =========================================================
             Sale          Sale Date                Overall
            Number                            Capitalization Rate
          ---------------------------------------------------------
               1             07/98                   8.24%
          ---------------------------------------------------------
               2             07/99                   9.48%
          ---------------------------------------------------------
               3             03/99                   9.27%
          ---------------------------------------------------------
               4             10/98                   8.72%
          ---------------------------------------------------------
               5             08/99                   7.98%
          =========================================================

     As discussed in the marketability section of this report, our sources indicated that

Income Capitalization Approach                                                62

institutional investors required 8.5% to 9.5% overall capitalization rates for projects in the 200 space range and were the most restrictive in pricing due to stringent criteria. We also found that REIT's were bidding rates down even further. Our information revealed that manufactured home community cooperatives and associations would more likely accept slightly lower overall rates, while the small investor would require a slightly higher rate. We have also discussed the fact that the manufactured home community market in Polk County is unsophisticated and the subject at 107 spaces is one of the mid sized communities in the county.

     The comparable sale data represents recent sales of properties, similar in respects to the subject. Sale Comparable Number One is a sale of a similar sized, slightly older property with similar amenities, located in a similar market area. Sale Comparable Number Two is a slightly larger, older property, with similar amenities. This sale indicated an overall rate of 9.48%, and represented the upper portion of the indicated range. Sale Comparable Number Three is a larger, older property with similar amenities, located in a similar market area. Sale Comparable Number Four is a sale of a similar sized, slightly older property with similar amenities. Sale Comparable Number Five is a sale of a larger, older property with similar amenities.

     Based on the comparison of the sale data to the subject, the overall rate for the subject would likely be in the 8.5% to 9.5% range, as the subject is considered attractive to all investors and interest rates are still low. We have concluded a rate of 9.00%, as the subject is a 111 space, well-occupied community, located in a sophisticated market area. The subject would appeal to a large number of investors.

Debt Coverage Ratio Method
--------------------------

     As an alternative to market-derived overall capitalization rates, we have developed an overall rate through the Debt Coverage Ratio analysis. The parameters for this calculation are summarized below.

     The Debt Coverage Ratio Method of income capitalization essentially measures the risk involved in mortgage lending. Its usefulness to mortgage underwriting takes the form of establishing a degree of safety with a given set of loan terms.

     Mortgage underwriting typically focuses on positive debt coverage, (net operating income/annual mortgage debt service or NOI/ADS), rather than market value, because a negative cash flow, after debt service, may indicate the probability that a mortgage loan could be in jeopardy. Accordingly, if the greatest portion of the property's value is debt capital, as established by the loan-to-value ratio, annual debt coverage in underwriting is a major consideration. The Debt Coverage Ratio method is therefore market based and direct.

     By multiplying this risk factor by the projected mortgage payment requirement an estimate of the required overall rate to satisfy the lender's minimum risk requirements can be derived. The formula for this procedure is: M x f x DCR = R, where;

Income Capitalization Approach                                                63

                                M =  Loan to Value Ratio
                                f =  Mortgage Constant
                              DCR =  Debt Coverage Ratio
                                R =  Overall Rate

     In order to establish the criteria for the development of the Debt Coverage Ratio Method, we have conducted a recent survey of local lenders. The results of our survey have been summarized on the following table.

        =====================================================================
         Contact                           Gene Fogarty        Mike McCoy
        ---------------------------------------------------------------------
         Bank                              NationsBank       Community Bank
        ---------------------------------------------------------------------
         Type Of Lender                    Conventional       Conventional
        ---------------------------------------------------------------------
         Nominal Mortgage Interest Rate    7.25% to 7.50%    7.25% to 7.50%
        ---------------------------------------------------------------------
         Amortization Period               15 - 30 Years      15 - 30 Years
        ---------------------------------------------------------------------
         Loan Term                          3 - 7 Years        5 - 10 Years
        ---------------------------------------------------------------------
         Debt Coverage Ratio                1.20 - 1.25       1.20 - 1.25
        ---------------------------------------------------------------------
         Loan To Value Ratio                    75%               75%
        ====================================================================

     Our survey of local lenders indicated an annual interest rate of 7.50%.

     A mortgage loan would be available at 75% of the market value, based on a 15-year amortization schedule. Based on these criteria the indicated annual interest rate constant is 9.6671%. Additionally, our survey indicated that a minimum debt coverage ratio (DCR) of 1.25 to 1.00 would likely be required for a property similar to the subject. An overall capitalization rate, based on these assumptions, has been developed as shown below.

  =============================================================================================
           M                        F                        DCR                      OAR
                         X                       X                         =
  ---------------------------------------------------------------------------------------------
   Loan to Value Ratio       Mortgage Constant       Debt Coverage Ratio        Overall  Rate
  ---------------------------------------------------------------------------------------------
         0.75                    0.96671                     1.25                  0.090629
  ---------------------------------------------------------------------------------------------
       Rounded                                                                       9.1%
  =============================================================================================

     The Debt Coverage Ratio method indicated a capitalization rate based upon financing by local banks. However, as the popularity of manufacturing housing community investments has increased, alternate sources of financing have become available through insurance companies and

Income Capitalization Approach                                                64

conduit programs.

     The presence of institutional investors in the market and few quality real estate investments has bid down rates on manufactured home communities. Investors have become more creative in their acquisition strategies in order to compete. Therefore, actual transactions in the marketplace better demonstrate investor perceptions of yields on manufactured home community investments.

     The rate developed via the Debt Coverage Ratio method is slightly lower than the rate extracted from the market data, and is considered supportive of the market rate. We have estimated an overall capitalization rate of 9.00% for the subject and capitalized the net income of $174,264. The value conclusion via the income approach is summarized as follows:

                 $174,264 divided by .0900   =   $1,936,267

                 Rounded to                      $1,900,000

SALES COMPARISON APPROACH
-------------------------

     The fundamental premise of the Sales Comparison Approach is the concept that the analysis of sales of reasonably similar properties provides an appraiser with empirical data from which observations and conclusions about the property being appraised can be made. Proper application of the approach requires that:

     1. Only market transactions be weighed, and the data of each transaction be confirmed to the greatest extent possible.

     2. The degree of comparability of each sale to the subject be considered; differences in physical, functional, and economic characteristics be noted; and adjustments for the differences be made.

     3. The value conclusion be consistent with the analysis of the sales data.

     For a conveyance to qualify as a "market transaction", four factors must be present:

     1. The conveyance must be "arm's length"; that is, it must be between two non-related parties.

     2. Neither the buyer nor the seller should have been under compulsion to act.

     3. The property should be available to the class of purchasers best able to utilize the facility.

     4. The price must be expressed in the equivalent of cash, adjusted for any special financing, concessions, or terms.

     For any class of real estate, the market area for comparative data must reflect the area prospective purchasers would consider. Comparability is also a function of the physical character of the asset to be appraised. Classes of real estate in which physical specifications are standardized, or in which scale is small, and/or in which the commodity has achieved uniform market recognition require that the sales data considered closely resemble the subject. As specifications become more complex, as scale increases, and as market recognition declines, the physical similarity of the sales data and the subject tends to decline.

     To judge the degree of comparability that exists between the sales selected for analysis and the subject, several guidelines were applied.

     1. Each sale is in the same market as the subject. To the extent that a market is a meeting place for buyers and sellers of real estate of a given type, the boundaries of the market are set by the participants in merchandising and absorbing competitive properties and are economic not purely physical or geographic.
     2.   Physical characteristics of the subject and comparables are similar.

     3. The functional adequacy of each sale property and the subject are competitive in terms of the ability of each to support similar functions.

     To draw a conclusion from the analysis of the sales data, a unit of comparison has been selected. The calculation of a unit of comparison provides a common denominator by which the market sales can be related to each other and to the subject property. The commonly accepted unit of comparison in the valuation of a manufactured home community is the sale price per space. This unit of comparison emphasizes the contribution of the improvements, and the contribution of the land is merged into the unit sale price.

     While a diverse array of transactions was initially considered, the sales selected for direct comparison to the subject are those transactions that are most similar to the subject. For features that are dissimilar, adjustments have been made leading to an indication of the price at which the subject could be expected to sell. In considering adjustments, relevant factors were considered including:

     1.   Nature of surrounding development.

     2.   Relative size.

     3.   Availability of competing properties.

     4.   Effect of time on selling prices.

     5.   Age and condition of the improvements.

     6.   Amenities and occupancy.

     In our search for comparable sales, we excluded age-restricted communities since they tend to have a less transient occupancy base and typically trade at lower capitalization rates than all age communities. Based on our investigation, the following five sales are the most significant transactions for direct comparison with the subject. All are recent transactions and are indicative of the actions of the manufactured housing community market. Meanwhile, we expanded our sales search geographically in an attempt to provide the most relevant market data to the subject property.

     The sales occurred between July 1998 and August 1999. The properties ranged in size from 110 to 337 spaces. The sale prices, on a per space basis, ranged from $18,846 to $25,519. The Effective Gross Income Multipliers (EGIM) ranged from 5.56 to 7.89 and the indicated overall rates, as previously mentioned, ranged from 7.98% to 9.48%. The following pages detail each of the sales, following which we have presented a summary of the pertinent data.

Sale Comparable Number One

Ship Reck Harbor
1600 Lake Shipp Drive South
Winter Haven, Polk County, Florida

                             [PICTURE APPEARS HER]


Sale Date:          July 1998

Property Description
--------------------

Size/Type:               112-space age-restricted manufactured home community

Utilities:               All Public

Land Description:        Generally level, irregularly shaped, parcel of land
                         with adequate access. Improved with asphalt paved streets and streetlights.

Improvements/Amenities:  Clubhouse, pool and shuffleboard courts.

Year Built/Condition:    Late 1970's/Good

Sale Comparable Number One

Income Data
-----------

Annual Occupancy:        100.0% (112 of 112 spaces)

Average Lot Rent:        $220.00

Effective Gross Income:  $310,680

Expenses:                $108,738 (35.0% of the effective gross income)
                         estimated

Net Income:              $201,942 / $1,803 per space

Sale Data
---------

Sale Price:              2,450,000

Cash Equivalent Price:   2,450,000

Grantor:                 Orin M. Shell, et al

Grantee:                 Isaac Kelbie, Inc.

Financing Terms:         Purchase Money Mortgage, No effect.

Sales History
(Past 3 Years):          None noted

Market Exposure:         Unknown

Verification Source:     Confidential

Date:                    September 29, 1998

Comparison Data
---------------

Sale Price/Space:        $21,875

Effective Gross Income
Multiplier (EGIM):       8.24

Overall Capitalization
Rate (OAR):              7.89

Comments The income and expenses were estimated from percentages provided during verification.

========================================================================================================================
Location            Access         Visibility        Condition        Amenities        Home Quality         Overall
------------------------------------------------------------------------------------------------------------------------
Similar             Similar        Similar           Similar          Superior         Similar              Similar
========================================================================================================================

Sale Comparable Number Two

Hidden Village
3035 66/th/ Avenue North
St. Petersburg, Pinellas County, Florida


                            [PICTURE APPEARS HERE]

Sale Date:               July 1999

Property Description
--------------------

Size/Type:               130-space age restricted manufactured housing community

Utilities:               All Public

Land Description:        Generally level, irregularly shaped, parcel of land
                         with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse, pool, shuffleboard courts and laundry facilities.

Year Built/Condition:    1973/Good

Sale Comparable Number Two

Income Data
-----------

Annual Occupancy:        96.9% (126 of 130)

Average Lot Rent:        $253.29

Effective Gross Income:  $440,560

Expenses:                $208,372 (47.3% of the effective gross income)

Net Income:              $232,188 / $1,786 per space

Sale Data
---------

Sale Price:              $2,450,000

Cash Equivalent Price:   $2,450,000

Grantor:                 Wayne C. Rickert

Grantee:                 Home Mobile Home Park

Financing Terms:         Cash to Seller.

Sales History
 (Past 3 Years):         None noted

Verification Source:     Lorraine Leitheiser, Broker

Date:                    November 10, 1999

Comparison Data
---------------

Sale Price/Space:        $18,846

Effective Gross Income
Multiplier (EGIM):       5.56

Overall Capitalization
Rate (OAR):              9.48%

Comments:                This sale also included 15 apartments along the front
                         of the community. The financial information reflects the buyer's pro-forma adjusted for a 5% management fee and $25 per space in reserves.

========================================================================================================================
Location            Access         Visibility        Condition        Amenities        Home Quality         Overall
------------------------------------------------------------------------------------------------------------------------
Similar             Similar          Similar          Similar         Superior           Similar            Similar
========================================================================================================================

Sale Comparable Number Three

Flamingo Shores and Heritage Estates
3275 West U. S. Highway 92
Winter Haven, Polk County, Florida


                            [PICTURE APPEARS HERE]

Sale Date:               March 1999

Property Description
--------------------

Size/Type:               206-space age restricted manufactured housing community

Utilities:               All Public

Land Description:        Generally level, irregularly shaped, parcel of land
                         with adequate access and lake frontage. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouses, shuffleboard courts, boat slips and docks.

Year Built/Condition:    1959/Good

Sale Comparable Number Three

Income Data
-----------

Annual Occupancy:        98.1% (202 of 206 spaces)

Average Lot Rent:        $217.00

Effective Gross Income:  $510,603

Expenses:                $139,924 (27.4% of the effective gross income)

Net Income:              $370,679 / $1,799 per space

Sale Data
---------

Sale Price:              $4,000,000

Cash Equivalent Price:   $4,000,000

Grantor:                 Ullrich Enterprises, Inc.

Grantee:                 Corrigan Group Two, L.C.

Financing Terms:         Cash to Seller.

Sales History
(Past 3Years):           None noted

Market Exposure:         Unknown

Verification Source:     Bill Corrigan, Buyer

Date:                    June 1999

Comparison Data
---------------

Sale Price/Space:        $19,417

Effective Gross Income
Multiplier (EGIM):       7.83

Overall Capitalization
Rate (OAR):              9.27%

Comments This is a good quality community older than the subject.

========================================================================================================================
Location            Access         Visibility        Condition        Amenities        Home Quality         Overall
------------------------------------------------------------------------------------------------------------------------
Similar             Similar        Similar           Similar          Similar          Similar              Similar
========================================================================================================================

Sale Comparable Number Four

Tyrone Village
13618 North Florida Avenue
Tampa, Hillsborough County, Florida

                            [PICTURE APPEARS HERE]



Sale Date:               October 1998

Property Description
--------------------

Size/Type:               110-space age restricted manufactured housing community

Utilities:               All Public

Land Description:        Generally level, irregularly shaped 15.84-acre parcel
                         of land with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse, pool, laundry and shuffleboard courts.

Year Built/Condition:    1974/Good

Sale Comparable Number Four                                                   74


Income Data
-----------

Annual Occupancy:            97.2% (106 of 110 spaces)

Average Lot Rent:            $260.00

Effective Gross Income:      $329,839

Expenses:                    $138,022 (41.85% of the effective gross income)

Net Income:                  $191,817 / $1,744 per space

Sale Data
---------

Sale Price:                  $2,200,000

Cash Equivalent Price:       $2,200,000

Grantor:                     Daniel and Catherine Woods

Grantee:                     Tyrone Park, LLC

Financing Terms:             Cash to Seller

Sales History
(Past 3 Years):              None.

Market Exposure:             Unknown

Verification Source:         Michael Hay, Grantee

Date:                        October 1998

Comparison Data
---------------

Sale Price/Space:            $20,000

Effective Gross Income
Multiplier (EGIM):           6.67

Overall Capitalization
Rate (OAR):                  8.72%

Comments:                    This sale included five rental homes.

===============================================================================
Location   Access   Visibility   Condition   Amenities   Home Quality   Overall
-------------------------------------------------------------------------------
Similar    Similar  Similar      Similar     Superior    Similar        Similar
===============================================================================

Sale Comparable Number Five                                                   75

Gateway Mobile Home Park
10100 Gandy Boulevard
St. Petersburg, Pinellas County, Florida



                            [PICTURE APPEARS HERE]



Sale Date:               August 1999

Property Description
--------------------

Size/Type:               337-site age restricted manufactured home community

Utilities:               All Public

Land Description:        Generally level, irregularly shaped 40.07-acre parcel
                         of land with adequate access. Improved with asphalt-paved streets and streetlights.

Improvements/Amenities:  Clubhouse, pool, laundry and shuffleboard courts.

Year Built/Condition:    1957-1964/Good

Sale Comparable Number Five                                                   76

Income Data
-----------

Annual Occupancy:          98.8% (333 of 337 sites)

Average Lot Rent:          $290.00

Effective Gross Income:    $1,094,711

Expenses:                  $408,412 (37.31% of the effective gross income)

Net Income:                $686,299 / $2,036 per space

Sale Data
---------

Sale Price:                $8,600,000

Cash Equivalent Price:     $8,600,000

Grantor:                   D. A. Bennett Company.

Grantee:                   RAC Investments, Inc.

Financing Terms:           Cash to Seller

Sales History
(Past 3 Years):            None.

Market Exposure:           Unknown

Verification Source:       D. A. Bennett, Grantor

Date:                      August 1999

Comparison Data
---------------

Sale Price/Space:          $25,519

Effective Gross Income
Multiplier (EGIM):         7.86

Overall Capitalization
Rate (OAR):                7.98%

Comments:                  This community was developed in phases, with the
                           newer phase (62 lots) being completed in 1964.
                           Expenses included a management fee and have been adjusted to reflect $25.00 per site reserve.

===============================================================================
Location   Access    Visibility   Condition   Amenities   Home Quality  Overall
-------------------------------------------------------------------------------
Superior   Similar   Similar      Similar     Inferior    Similar       Similar
===============================================================================

                          Summary of Sale Comparables

=======================================================================================================================
No.      Name/Location                         Sale Price/     Total       Price/      Average       EGIM/      O.A.R.
                                                Sale Date     Spaces/      Space       Lot Rent        %
                                                             Occupancy                              Expenses
=======================================================================================================================
1     Ship Reck Harbor                          $2,450,000      112/       $21,875       $220.00     7.89/      8.24%
      1600 Lake Shipp Drive South                July 1998    100.0%                                 35.0%
      Winter Haven, Polk County, Florida
-----------------------------------------------------------------------------------------------------------------------
2     Hidden Village                            $2,450,000      130/       $18,846       $253.29     5.56/      9.48%
      3035 66/th/ Avenue North                   July 1999     96.9%                                 47.3%
      St. Petersburg, Pinellas County, Florida
-----------------------------------------------------------------------------------------------------------------------
3     Flamingo Shores & Heritage Estates        $4,000,000      206/       $19,417       $217.00     7.83/      9.27%
      3275 West U. S. Highway 92                March 1999     98.1%                                 27.4%
      Winter Haven, Polk County, Florida
-----------------------------------------------------------------------------------------------------------------------
4     Tyrone Village                            $2,200,000      110/       $20,000       $260.00     6.67/      8.72%
      13618 North Florida Avenue              October 1998     97.2%                                41.85%
      Tampa, Hillsborough County, Florida
-----------------------------------------------------------------------------------------------------------------------
5     Gateway Mobile Home Park                  $8,600,000      337/       $25,519       $290.00     7.86/      7.98%
      10100 Gandy Boulevard                     August 1999    98.8%                                 37.3%
      St. Petersburg, Pinellas County, Florida
=======================================================================================================================

                      [COMPARABLE SALES MAP APPEARS HERE]

Sales Comparision Approach                                                    79

     As previously stated, the Sales Comparison Approach involves investigating recent transfers of properties similar to the subject. The properties, which have been compared to the subject, have been discussed below:

     Sale Comparable Number One is Ship Reck Harbor in Winter Haven, Polk County, Florida. This 112 space rental park sold for $2,450,000 in July 1998. This price equates to a sale price per space of $21,875. Based on an effective gross income of $310,680, the EGIM was 7.89, and the overall rate was 8.24%. This park was 100.0% occupied at the time of sale.

     Sale Comparable Number Two is Hidden Village in St. Petersburg, Pinellas County, Florida. The property has 130 home sites and recently sold for $2,450,000, or $18,846 per space. Based on an effective gross income of $440,560, the EGIM was 5.56. The expenses represented 47.3% of the effective gross income and the indicated capitalization rate was 9.48%. This age restricted community was 96.9% occupied at the time of sale.

     Sale Comparable Number Three is the combined sale of Flamingo Shores and Heritage Estates in Winter Haven, Polk County, Florida. This 206 space age restricted community sold for $4,000,000 in March 1999. This price equates to a sale price per space of $19,417. Based on an effective gross income of $510,603, the EGIM was 7.83, and the overall rate was 9.27%. The parks were 98.1% occupied at the time of sale.

     Sale Comparable Number Four is Tyrone Village Mobile Home Park in Tampa, Hillsborough County, Florida. This 110 space age restricted community sold for $2,200,000 in October 1998. This price equates to a sale price per space of $20,000. Based on an effective gross income of $329,839, the EGIM was 6.67, and the overall rate was 8.72%. This community was 97.2% occupied at the time of sale.

     Sale Comparable Number Five is Gateway Mobile Home Park located in St. Petersburg, Pinellas County, Florida. This 337-site age restricted community sold for $8,600,000 in August 1999. This price equates to a sale price per site of $25,519. Based on an effective gross income of $1,094,711, the EGIM was 7.86, and the overall capitalization rate was 7.98%. This community was 98.8% occupied at the time of sale.

     All of the sales were fee simple transactions, with abnormal financing reflected in the cash equivalent price. There were no abnormal sale conditions known to have occurred and all of the sales represent transactions that have taken place over a two year period, having traded under similar market conditions.

Effective Gross Income Multiplier
---------------------------------

     Other adjustments, typically considered, are location, amenities, age and condition, occupancy, etc., and are reflected in the average lot rent. A tenant is typically willing, absent other factors, to pay more lot rent for a better located, newer community. This also holds true for

Sales Comparision Approach                                                    80

amenities, age and other factors. The average lot rent reflects, in most cases, the market perception of a property's position in the marketplace. It is also typical that lot rent increases contribute to increases in net operating income. Alternatively, we have employed the effective gross income multiplier (EGIM), in this analysis.

     The Effective Gross Income Multiplier for the comparable sale properties ranged between 5.56 and 7.89. As previously discussed, the EGIM is essentially a function of the average lot rent. The average lot rent is a function of the physical aspects of the property, such as age and condition, location and amenities. EGIM's also reflect the market's perception of the potential for future rent increases.

     The subject is an established, age-restricted community, with a good location and access. There is a history of good occupancy and the property and improvements were observed to be in good overall condition. There is adequate maintenance to maintain the current condition of the community. A rent increase of $15.00 per space went into effect January 1, 2000 and our analysis incorporated this increase. The rent levels have been shown to be within the indicated market range.

     Based on these considerations, we have concluded an EGIM at the low end of the indicated range, processing the subject's Effective Gross Income of $306,959 with an EGIM of 6.50.

             $306,959      x       6.50    =         $1,995,234

             Rounded                                 $2,000,000

     On a per space basis, our estimate of value is the equivalent of $18,018.

Price Per Space Analysis
------------------------

     Adjustments, typically considered, are location, age and condition, occupancy, etc., and are reflected in the income generating capabilities of a community. A tenant is typically willing, absent other factors, to pay more rent for a better located, newer community with a greater amenity package. Rather than making a subjective percentage adjustment to the per space sales prices, the Net Operating Income/Space (NOI/Space) reflects, in most cases, the market perception of a property's position in the marketplace. Since investors are mainly concerned with cash flow to service debt, the net operating income generating capability of a particular community can be used for comparison purposes. Typically, the higher the NOI/Space for a community, the higher the per space sales price. The subject has a NOI/Space of $1,569.95 in our stabilized analysis. The NOI/Space and the per space sales prices for the comparables are shown on the following table. We then compare the percentage difference between each comparable's NOI/Space and the subject's NOI/Space. For comparables with a higher NOI/Space, a downward adjustment to the per space sales price is made. An upward adjustment

Sales Comparision Approach                                                    81

is made for a comparable with a lower NOI/Space.

                      NOI/Space and Per Space Sales Price

============================================================================
              COMP 1     COMP 2     COMP 3      COMP 4    COMP 5     SUBJECT
----------------------------------------------------------------------------
NOI/Space     $ 1,803    $ 1,786    $ 1,799     $ 1,744   $ 2,036    $1,570
----------------------------------------------------------------------------
Price/Space   $21,875    $18,846    $19,417     $20,000   $25,519       N/A
----------------------------------------------------------------------------
  Percent
Adjustment     -12.93%    -12.10%    -12.75%      -9.97%   -22.91%      N/A
____________________________________________________________________________
  Adjusted
Price/Space   $19,047    $16,566    $16,941     $18,006   $19,673       N/A
============================================================================

     After adjustments, the indicated range is from $16,566 to $19,673 per space. We have concluded towards the middle of the range giving equal weight to all of the comparables. We concluded $18,000 per space.

     Thus, 111 Spaces x $18,000/Space is:      $1,998,000

     Rounded                                   $2,000,000

     The two methods indicated the same value and are considered mutually supportive. We have concluded $2,000,000 via the sales comparison approach.

FINAL ESTIMATE OF VALUE
-----------------------

    The two approaches to value applied in the subject analysis yielded these conclusions:

    Income Capitalization Approach              $1,900,000

    Sales Comparison Approach                   $2,000,000

    Depending on the circumstances of an appraisal, the two approaches to value apply to various degrees. The income capitalization approach indicates the amount at which a prudent investor might be interested in acquiring the property. The sales comparison approach reflects demand and reasonable selling price expectancy as evidenced by sales of similar properties.

     In the reconciliation, we reviewed each approach to value (a) to ascertain the reliability of the data and (b) to weight the approach that best represented the actions of typical users and investors in the marketplace.

     The income capitalization approach depends on the principles of substitution and anticipation. This approach postulates that the value of a property derives from the net income the property will produce during its economic life. Investors in the market predicate their decisions on economic factors oriented to the market and concern themselves with net income and its durability. The income capitalization approach synthesizes the capitalized return to, and of, the improvements and to the land. In this case, the availability of sufficient reliable and supportable historical data for the subject, made the income capitalization approach a reliable gage of the market value of the subject.

     The sales comparison approach uses a number of value indicators, both physical and economic, including investors' strategies and attitudes reflected in documented market transactions. The principle of substitution is the basis of this approach, which states that a prudent investor will pay no more to buy a property than the cost to buy a comparable substitute property. In the valuation of the subject property, the sales comparison approach was considered reliable. Given the relative homogeneity of the locations, the availability of market data, we have emphasized this approach in the valuation.

     The two approaches indicated a narrow range of values and are considered mutually supportive. Our estimate of value has been based on the Income Approach, as buyers are most concerned with cash flow to service debt. Our opinion of the market value of the subject property, based on a reasonable exposure period of six months, as of May 1, 2000 is:

                -   ONE MILLION NINE HUNDRED THOUSAND DOLLARS -

                                 ($1,900,000)

CERTIFICATION
-------------

We certify that, to the best of our knowledge and belief:

   .   The statements of fact in this report are true and correct.

   . The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

   . We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

   . We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

   . Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

   . Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

   . Our analysis, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

   . The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

   . As of the date of this report, John H. Whitcomb, MAI, CCIM has completed the requirements under the continuing education program of the Appraisal Institute.

   . John H. Whitcomb, MAI, CCIM and William G. Trask have made a personal inspection of the property that is the subject of this report.

   . No one provided significant professional assistance to the persons signing this report.

   . We are in compliance with the competency provisions of the Uniform Standards of professional Appraisal Practice of the Appraisal Foundation.

   . This appraisal assignment was not based on a requested minimum value, specific value, or the approval of a loan.


___________________________         ___________________________
John H. Whitcomb, MAI, CCIM         William G. Trask
St. Cert. Gen. REA #0001234         St. Cert. Gen. REA #0002347

ASSUMPTIONS AND LIMITING CONDITIONS
-----------------------------------

     The primary assumptions and limiting conditions pertaining to the conclusion in this report are summarized below.

To the best of our knowledge and belief, the statements of facts contained in the appraisal report, upon which the analysis and conclusion expressed are based, are true and correct. Information, estimates and opinions furnished to us and contained in the report or utilized in the formation of the value conclusion were obtained from sources considered reliable and believed to be true and correct. However, no representation, liability or warranty for the accuracy of such items is assumed by or imposed on us, and is subject to corrections, errors, omissions and withdrawal without notice.

The legal description of the appraised property, as exhibited in the report is assumed correct.

The valuation may not be used in conjunction with any other appraisal or study. The value conclusion stated in this appraisal is based on the program of utilization described in the report, and may not be separated into parts. The appraisal was prepared solely for the purpose and party so identified in the Purpose and Function. The appraisal report may not be reproduced, in whole or in part, and the findings of the report may not be utilized by a third party for any purpose, without the written consent of Whitcomb Real Estate.

No change of any item in any of the appraisal report shall be made by anyone other than Whitcomb Real Estate and we shall have no responsibility for any such unauthorized change.

The property has been appraised as though free and clear of mortgages, liens, leases, servitudes and encumbrances, except as may be described in the appraisal.

We are not required to give testimony or be in attendance at any court or administrative proceeding with reference to the property appraised unless additional compensation is agreed to and prior arrangements have been made.

Unless specifically stated, the value conclusion contained in the appraisal applies to the real estate only, and does not include personal property, machinery and equipment, trade fixtures, business value, goodwill or other non-realty items. Income tax considerations have not been included or valued unless so specified in the appraisal. We make no representations as to the value changes, which may be attributed to such considerations.

Neither all nor any part of the contents of the report shall be disseminated or referred to the public through advertising, public relations, news or sales media, or any other public means of communication or referenced in any publication, including any private or public offerings including buy not limited to those filed with Securities and Exchange Commission or other governmental agency, without the prior written consent and approval of and review by Whitcomb Real Estate.

Assumptions and Limiting Conditions                                           85

In completing the appraisal, it is understood and agreed that the report are not now intended, and will not be used in connection with a real estate syndication.

Good and marketable title to the interest being appraised is assumed. We are not qualified to render an "opinion of title," and no responsibility is assumed or accepted for matters of a legal nature affecting the property being appraised. No formal investigation of legal title was made, and we render no opinion as to ownership of the property or condition of its title.

Unless otherwise noted in the appraisal, it is assumed that there are no encroachments, zoning, building, fire or safety code violations, or restrictions of any type affecting the subject property. It is assumed that the property is in full compliance with all applicable federal, state, local and private codes, laws, consents, licenses and regulations, and that all licenses, permits, certificates, approvals, franchises, etc. have been secured and can be freely renewed and/or transferred to a purchaser.

It is assumed that the utilization of the land and any improvements are within the boundaries or property lines of the property described, and that there are no encroachments, easements, trespass, etc., unless noted within the report. We have not made a survey of the property, and no responsibility is assumed in connection with any matter that may be disclosed by a proper survey. If a subsequent survey should reflect a differing land area and/or frontages, we reserve the right to review our final value estimate.

All maps, plats, building diagrams, site plans, floor plans, photographs, etc. incorporated into the appraisal are for illustrative purposes only, to assist the reader in visualizing the property, but are not guaranteed to be exact. Dimensions and descriptions are based on public records and/or information furnished by others and are not meant to be used as a reference in legal matters of survey.

Management is assumed to be competent, and the ownership to be in responsible hands. The quality of property management can have a direct effect on a property's economic viability and value. The financial projections contained in the appraisal assumes both responsible ownership and competent management. Any variance from this assumption could have a significant impact on the final value estimate.

We assume that there are no hidden or unapparent conditions of the property's soil, subsoil or structures, which would render them more or less valuable. No responsibility is assumed for such conditions, or for engineering which might be required to discover such factors. Detailed soil studies were not made available to us, so statements regarding soil qualities, if made in the report, are not conclusive but have been considered consistent with information available to us and provided by others. In addition, unless stated otherwise in the appraisal, the land and soil of the area under appraisement appears firm and solid, but the appraisal does not warrant this condition.

The appraisal report covering the subject property is limited to surface rights only, and does not include any inherent subsurface or mineral rights.

The appraisal is made for valuation purposes only. It is not intended nor to be construed to be an engineering report. We are not qualified as structural or environmental engineers, therefore we are not qualified to judge the structural and environmental integrity of the improvements, if any. Consequently, no warranty, representations or liability are assumed for the structural soundness, quality, adequacy or capacities of said improvements and utility services, including the construction materials, particularly the roof, foundations, and equipment, including the HVAC systems, if applicable. Should there be any

Assumptions and Limiting Conditions                                           86

question concerning same, it is strongly recommended that an Engineering/Construction/Environmental inspection be obtained. The value estimate stated in this appraisal, unless noted otherwise, is predicated on the assumption that all improvements, equipment and building services, if any, are structurally sound and suffer no concealed or latent defects or inadequacies other than those noted in the appraisal.

Any proposed construction or rehabilitation referred to in the appraisal report is assumed to be completed within a reasonable time and in a workmanlike manner according to or exceeding currently accepted standards of design and methods of construction.

Any areas or inaccessible portions of the property or improvements not inspected are assumed to be as reported or similar to the areas, which are inspected.

Unless specifically stated in the report, we found no obvious evidence of insect infestation or damage, dry or wet rot. Since a thorough inspection by a competent inspector was not performed for us, the subject improvements, if any, is assumed to be free of existing insect infestation, wet rot, dry rot, and any structural damage which may have been caused by pre-existing infestation or rot which was subsequently, treated.

In the appraisal assignment, the existence of potentially hazardous material used in the construction, maintenance or servicing of the improvements, such as the presence of urea-formaldehyde foam insulation, asbestos, lead paint, toxic waste, underground tanks, radon and/or any other prohibited material or chemical which may or may not be present on or in the subject property, was, unless specifically indicated in the report, not observed by us, nor do we have any knowledge of the existence of such materials on or in the property. We, however, are not qualified to detect such substances. The existence of these potentially hazardous materials may have a significant effect on the value of the property. The client is urged to retain an expert in this field, if desired. The value conclusion assumes the property is "clean" and free of any of these adverse conditions unless notified to the contrary in writing.

No effort has been made to determine the possible effect, if any, on the subject property of energy shortages or present or future federal, state or local legislation, including any environmental or ecological matters or interpretations thereof.

We take no responsibility for any events, conditions or circumstances affecting the subject property or its value, that take place subsequent to either the effective date of value cited in the appraisal or the date of our field inspection, which ever occurs first.

The estimates of value stated in this appraisal apply only to the effective dates of value stated in the report. Value is affected by many related and unrelated economic conditions within a local, regional, national and/or worldwide context, which might necessarily affect the prospective value of the subject property. We assume no liability for an unforeseen change in the economy, or at the subject property, if applicable.

We believe that the underlying assumptions and current conditions provide a reasonable basis for the value estimate stated in this appraisal. However, some assumptions or projections inevitably will not materialize and unanticipated events and circumstances may occur during the forecast period. These could include major changes in the economic environs; significant increases or decreases in current

Assumptions and Limiting Conditions                                          87


mortgage interest rates and/or terms or availability of financing altogether; property assessment; and/or major revisions in current state and/or federal tax or regulatory laws. Therefore, the actual results achieved during the projected holding period and investor requirements relative to anticipated annual returns and overall yields could vary from the projection. Thus, variations could be material and have an impact on the individual value conclusion stated herein.

The Americans with Disabilities Act (ADA) became effective January 26, 1992.
The appraiser has not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect upon the value of the property. Since the appraiser has no direct evidence relating to this issue, possible noncompliance with the requirements of ADA was not considered in estimating the value of the property.

                                    ADDENDA

                               LEGAL DESCRIPTION

                               LEGAL DESCRIPTION
                               -----------------

EXISTING KINGS & QUEENS MOBILE HOME PARK

A tract of land lying the South 1/2 of the Southeast 1/4 of the Northeast 1/4
Section 1, Township 28 South, Range 23 East, Polk County, Florida, and a portion of Republican Heights as recorded in Pict Book 16, Page 33 of the public records of Polk County, Florida and being more particularly described as: Commence at the Southeast corner of the Southeast 1/4 of the Northeast 1/4; thence North 00'15'11" West along the East line of said Southeast 1/4 of the Northeast 1/4 a distance of 210.00 feet; thence South 89'14'43" West and parallel to the South line of said Southeast 1/4 of the Northeast 1/4 a distance of 28.88 feet to the Southeast corner of Lot 2 of said Republican Heights and the West right of way line of North Florida Avenue; thence North 0009'11" West along said West right of way line 75.00 feet to the Point of Beginning; thence continue North 00'09'11" West still along said West right of way line a distance of 372.16 feet to the North line of said South 1/2 of the Southeast 1/4 of the Northeast 1/4, said point also being 28.10 feet West of the Northeast corner of said South 1/2; thence South 89'22'02" West along said North line 1295.59 feet to the Northwest corner of said South 1/2 of the Southeast 1/4 of the Northeast 1/4; thence South 00'24'29" East along the West line of said Southeast 1/4 of the Northeast 1/4 a distance of 327.90 feet to the intersection of the North line of Lots 19 and 20, Block D, of said Republican Height projected Westerly; thence North 89'14'43" East along said North line 120.57 feet to the Northeast corner of said Lot
19; thence South 00'45'17" East along the East line of said Lot 19 a distance of
142.00 feet to the Southeast corner of said Lot 19; thence North 89'14'43" East along a projection Easterly of the South line of said Lots 19 and 20, a distance of 37.99 feet to the West line of a drainage easement as recorded in OR. Book 1534 Page 888 of the public records of Polk County, Florida; thence South 00'04'24" East along said West line 166.45 feet; thence South 46'53'30" West still along the said West line 34.751 feet; thence continue South 48'53'30" West
0.23 feet to the South line of said Southeast 1/4 of the Northeast 1/4; thence North 89'14'43" East along said South line 589.19 feet to the Southwest corner of the East 600.00 feet of said Southeast 1/4 of the Northeast 1/4; thence North 00'15'11" West along the West line of said East 600.00 feet a distance of 210.00 feet; thence North 89'14'43" East 301.12 feet to the Southwest corner of Lot 5, Block B, of said Republican Heights; thence North 00'09'11" West, along the West line of said Lot 5, a distance of 75.00 feet; thence North 89'14'43" East 270.00 feet to the Point of Beginning.

LESS AND EXCEPT ROAD RIGHT OF WAY.

LEGAL DESCRIPTION FOR KINGS & QUEENS ADDITION

Commencing at the Southeast corner of the Southeast 1/4 of the Northeast 1/4 of
Section 1, Township 28 South, Range 23 East; thence South 89'14'43" West along the South boundary thereof, 29.95 feet to the Point of Beginning, said Point of Beginning being on the West right of way of North Florida Avenue; continue South 89'14'43" West along said South boundary 570.75 feet; thence North 05'15'11" West, parallel with the East line of said Southeast 1/4 of the Northeast 1/4
210.00 feet; thence North 89'14'43" East 571.12 feet to a point on said right of way line; thence South 00'09'11" East along said right of way line 210.00 feet to the Point of Beginning, LESS AND EXCEPT road right of way.

                            PROFILES OF APPRAISERS

                             PROFILE OF APPRAISER

                               WILLIAM G. TRASK
                          St.Cert. Gen. REA #0002347

REAL ESTATE APPRAISAL EXPERIENCE
--------------------------------

Appraiser
Whitcomb Real Estate
Tampa, FL

       Specializing in real estate valuations and consulting projects for lending institutions, public and private corporations and individuals, for a variety of uses. Property types appraised include manufactured housing communities, recreational vehicle parks, manufacturing plants, office buildings, apartment complexes, retail properties and other types of commercial establishments. February 1998 to Present.

     Appraiser
     Atlas Real Estate Group, Inc.
     Tampa, FL

       Specialized in real estate condemnation valuations and related studies. Property types appraised include agricultural, industrial, residential, office buildings, retail properties and other types of commercial land and establishments. August 1991 to January 1998.

PROFESSIONAL AFFILIATIONS
-------------------------

     State Certified General Real Estate Appraiser
     Florida # 0002347
     Georgia # CG007464

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------

A Garden Walk      Palm Beach Gardens, FL  Honeymoon Park     Dunedin, FL
Bear Creek         Ormond Beach, FL        La Buona Vita      Port St. Lucie, FL
Bonfire            Leesburg, FL            Lincolnshire       Largo, FL
Briarwood          Lake Worth, FL          Meadowbrook        Lakeland, FL
Camelot East       Sarasota, FL            Mobrland Bytle Sea Melbourne, FL
Camelot Lakes      Sarasota, FL            Oak View           Arcadia, FL
Carefree Village   Tampa, FL               Palmetto           Hallandale, FL
Clover Leaf        Brooksville, FL         Plaza              Bradenton, FL
Coquina Crossing   St. Augustine, FL       Ranchero Village   Largo, FL

Profile of Appraiser                                                           2
William G. Trask

Manufactured Home Communities (Cont.)
-------------------------------------
Country Club Estates               Venice, FL                  River Bay                 Tampa, FL
Country Lakes                      Coconut Creek, FL           Riverview                 Micco, FL
Country Life                       Leesburg, FL                Serendipity               Clearwater, FL
Crystal River Village              Crystal River, FL           Southern Acres            St. Cloud, FL
Diamond Point                      Leesburg, FL                Spanish Trails            Zephyrhills, FL
Friendly Village                   Sellersburg, IN             Sun Village               Largo, FL
Hammock Lake                       Fort Meade, FL              Sundance                  Zephyrhills, FL
Heron Cay                          Vero Beach, FL              Sunshine Village          Lake Worth, FL
Hibiscus                           Mount Dora, FL              Tall Pines                Fort Pierce, FL
Hidden Village                     St. Petersburg, FL          Tanglewood                Fort Pierce, FL
High Point                         Clearwater, FL              Vero Palms                Vero Beach, FL

Recreational Vehicle Parks
--------------------------

Lazy Lakes RV                      Sugarloaf Key, FL           Ridgecrest RV             Leesburg, FL
Lions Lair RV                      Marathon, FL                Sunshine RV               Vero Beach, FL
Pioneer Village                    North Fort Myers, FL        Topics RV                 Spring Hill, FL

Other
-----

ABC Pizza House                    Tampa, FL                   Fabian Enterprises        Tampa, FL
Blakie's Restaurant                Tampa, FL                   Florida Power & Light     St. Petersburg, FL
Breed Automotive                   Lakeland, FL                Mobil Oil                 Lakeland, FL
Discount Auto Parts                Lakeland, FL                Pier 1 Imports            Hoover, AL
Discount Auto Parts                Sarasota, FL                Pizza Hut                 Brandon, FL
Discount Auto Parts                Land O' Lakes, FL           Pizza Hut                 Lakeland, FL

Financial
---------

Belgravia Capital                                              Heller Financial
Collateral Mortgage, Ltd.                                      Lehman Brothers
Executive Commercial Funding                                   NationsBank
First Federal Savings Bank, Leesburg, FL                       Republic Bank, Port Richey, FL
First National Bank St. Lucie, FL                              Signature Financial Services, Inc.
First Union National Bank                                      Union Capital Investments, LLC
GE Capital Corporation                                         United Southern Bank, Eustis, FL
Greentree Financial

Profile of Appraiser                                                          3
William G. Trask

Real Estate/Real Estate Investment
----------------------------------

Continental Communities                           National Home Communities
Martin Newby Management                           Pacific Life
Munao Partnership                                 Windsor Corporation

EDUCATIONAL BACKGROUND
----------------------

  Florida State University
  University of South Florida
  Edison Community College
  Hillsborough Community College
  Appraisal Institute
  International Right of Way Association

                             PROFILE OF APPRAISER

                          JOHN H. WHITCOMB, MAI, CCIM
                          St.Cert. Gen. REA #0001234

REAL ESTATE EXPERIENCE
----------------------

Owner
Whitcomb Real Estate
Tampa, FL

     Specialize in complex real estate valuations and consulting projects. Property types include manufactured home communities, recreational vehicle parks, self-storage facilities, hotels, manufacturing plants, office buildings, retail buildings and other types of commercial establishments as well as special use facilities. Mr. Whitcomb is active in the ownership and management of seven manufactured home communities throughout Florida. January 1996 to present.

Partner
Chartwell Advisory Group, Ltd.
Tampa, FL

     Supervised complex real estate valuations and property tax consulting projects. Responsibilities included management of all technical staff members throughout the country. Property types included manufactured home communities, recreational vehicle parks, hotels, large manufacturing plants, office buildings and retail buildings. April 1993 to January 1996.

Senior Appraiser
Marshall and Stevens, Inc.
Philadelphia, PA and Tampa, FL

     Specialized in preparing appraisals for land and buildings in industrial, commercial and residential uses. Performed appraisals for purposes of sale/purchase, property tax appeals, syndication, financing and allocation of purchase price. September 1985 to March 1990, and June 1992 to April 1993.

Vice President
Strategis Asset Valuation & Management, Inc.
Tampa, FL

     Prepared appraisals and feasibility studies on complex commercial properties. Performed appraisals for purposes of sale/purchase, property tax appeals, financing and allocation of purchase price. March 1990 to May 1992.

Profile of Appraiser                                                          2

PROFESSIONAL AFFILIATIONS
-------------------------

MAI, Member Appraisal Institute

CCIM, Certified Commercial Investment Member Commercial Investment Real Estate Institute

State Certified General Real Estate Appraiser
Florida #0001234

PARTIAL LIST OF CLIENTS AND PROPERTIES
--------------------------------------

Manufactured Home Communities
-----------------------------
Akers Away                West Palm Beach, FL           Lakeside                       Douglasville, GA
Alafia Riverfront         Gibsonton, FL                 Lakewood                       Denton, TX
Alpine Village            Sebring, FL                   Lantana Cascade                Lantana, FL
Arbor Oaks                Zephyrhills, FL               Long Lake Village              West Palm Beach, FL
Blue Heron                Clearwater, FL                Marlboro Court                 West Palm Beach, FL
Bradenton Trailer Park    Brandenton, FL                MH Country Club                Oakland Park, FL
Carefree Village          Tampa, FL                     Mission                        El Paso, TX
Carolina Village          Concord, NC                   Moultrie Oaks                  St. Augustine, FL
Casa Del Monte            West Palm Beach, FL           Oak Point                      Titusville, FL
Chateau Forest            Seffner, FL                   Orange Manor East              Winter Haven, FL
Chateau Village           Brandenton, FL                Palm Breezes Club              Lantana, FL
Cloverleaf                Brooksville, FL               Palm Ridge                     Leesburg, FL
Colonial Coach            Greenacres City, FL           Panama City Estates            Panama City, FL
Coquina Crossing          St. Augustine, FL             Plantation Estates             Seffner, FL
Coral Lake                Coconut Creek, FL             Portside                       Jacksonville, FL
Country Club Estates      Venice, FL                    Ridgecrest                     Fort Pierce, FL
Dessau                    Austin, TX                    San Souci                      North Fort Myers, FL
Foxcroft Village          Loch Sheldrake, NY            Scenic View                    Lakeland, FL
Foxwood Estates           Lakeland, FL                  Seminole                       St. Petersburg, FL
Franklin Estates          Murfreesboro, TN              Shangri La                     Largo, FL
Gardens of Manatee        Parrish, FL                   Southwinds                     Lakeland, FL
A Garden Walk             West Palm Beach, FL           St. Lucie Village              Okeechobee, FL
The Groves                Orlando, FL                   Sunrise Village                Cocoa Beach, FL
Gwinnett Estates          Snellville, GA                Sunshine                       Lake Worth, Fl
Harmony Ranch             Thonotosassa, FL              Tall Pines                     Fort Pierce, FL
Harmony Ranch             West Palm Beach, FL           Tara                           Jonesboro, GA
Holiday Plaza             West Palm Beach, FL           Twin Shores                    Longboat Key, FL
Holland                   Fort Lauderdale, FL           Valley Pines                   El Paso, TX
Kings and Queens          Lakeland, FL                  Village Glen                   Melbourne, FL

Profile of Appraiser                                                           3

Recreational Vehicle Parks
--------------------------

Avalon RV Park                     Clearwater, FL           Pioneer Creek                 Bowling Green, FL
Camp Inn                           Frostproof, FL           Rainbow Village               Clearwater, FL
Forest Lake Village                Zephyrhills, FL          Space Coast RV Resort         Rockledge, FL
Hide Away                          Ruskin, FL               Sunshine RV                   Vero Beach, FL
Holiday RV Resort                  Leesburg, FL             Topics                        Hudson, FL
Horizon RV Park                    Davenport, FL            Twelve Oaks                   Sanford, FL
Key RV Park                        Marathon, FL             Village Park                  Orange City, FL

Self-Storage Facilities
-----------------------

Affordable Self Storage            Loganville, GA           Orange Avenue                 Tallahassee, FL
Alpine Self Storage                Rockford, IL             Plantation Xtra Storage       Plantation, FL
Baytree Self Storage               Valdosta, GA             St. Augustine Self Storage    St. Augustine, FL
Budget Self Storage                Sterling, VA             Southern Self Storage         Riviera Beach, FL
Delray Mini Storage                Delray Beach, FL         Storage Express               Lauderhill, FL
Edison Lock Up                     Edison, NJ               Valdosta Self Storage         Valdosta, GA
Extra Space                        Lauderhill, FL           Xtra Space                    Orlando, FL
Howell Self Storage                Howell, NJ               Your Extra Attic              Duluth, GA
Hyde Park Storage                  Tampa, FL                Your Extra Attic              Norcross, GA
Jacksonville Storage               Jacksonville, FL         Your Extra Attic              Stockbridge, GA
Okeechobee Storage                 Hialeah Gardens, FL      Your Extra Attic              Winters Chapel, GA


Hotels/Resorts
--------------

Canyon Ranch in the Berkshires                              Howard Johnson Maingate
Comfort Inn Kissimmee                                       Hyatt On Union Square
Comfort Suites Asheville                                    Hyatt Orlando
Embassy Suites Boca Raton                                   Hyatt Wilshire
Hotel Nikko San Francisco                                   Hyatt Regency Houston
Hilton Southwest Freeway Houston                            La Samanna
Hollywood Beach Hilton                                      Ramada Resort Maingate
Holiday Inn Gainesville                                     Westin Washington, D.C.

Profile of Appraiser                                                          4

Financial
---------

Belgravia Capital                            Heller Financial
Bloomfield Acceptance Company                Household Finance Corporation
Chase Manhattan Bank                         Irving Leasing Corporation
Chrysler Capital Corporation                 Mfd. Housing Community Bankers
Citicorp Real Estate                         Mellon Bank
Collateral Mortgage                          Morgan Stanley
CoreStates Financial Corporation             NationsBank
Credit Suisse First Boston                   Nomura Securities
FINOVA Capital                               Pacificorp Financial Services
First Union Corporation                      PACTEL Finance
GE Capital                                   Society National Bank
Goldman Sachs                                Sun America Insurance
Greentree Financial                          Union Capital

Real Estate/Real Estate Investment
----------------------------------

W.P. Carey & Company, Inc.                   LaSalle Partners
Chateau Communities                          Las Colinas Corporation
Continental Communities                      Metropolitan Life
Delaware North Companies                     MHC
Dillon Read Real Estate Inc.                 National Home Communities
Drexel Burnham Lambert Realty, Inc.          Pitney Bowes Credit Corp.
First Boston Corporation                     Salomon Brothers, Inc.

EDUCATIONAL BACKGROUND
----------------------

University of Florida, B.A.

College of William and Mary, M.B.A.

American Institute of Real Estate Appraisers

The Appraisal Institute

Commercial Investment Real Estate Institute

PUBLICATIONS
------------

     Mr. Whitcomb has authored an article on ad valorem taxes and cogeneration facilities for Cogeneration and Resource Recovery magazine.
                    ----------------------------------

TESTIMONY
---------

     Mr. Whitcomb has presented expert testimony in United States Tax Court.